UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Emergent BioSolutions Inc.
 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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April 13, 2018

Dear Fellow Stockholders:

You are cordially invited to attend the Emergent BioSolutions Inc. 2018 annual meeting of stockholders to be held on May 24, 2018, at 9:00 a.m., Eastern time, at the Gaithersburg Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are included in the notice of the 2018 annual meeting and proxy statement that follow.

We hope you plan to attend the annual meeting. Please vote your shares, whether or not you plan to attend the meeting, by proxy using one of the methods described in our proxy statement or the Notice of Internet Availability of Proxy Materials. Your proxy may be revoked at any time before it is exercised as explained in our proxy statement.

If you plan to attend the meeting, please bring photo identification for admission. In addition, if your shares are held in the name of a broker, bank or other nominee, please bring with you a proxy, letter or account statement from your broker, bank or nominee confirming your ownership of Emergent BioSolutions Inc. stock so that you can be admitted to the meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee conferring to you its rights to vote the shares at the meeting.

On behalf of the board of directors and management, it is my pleasure to express our appreciation for your support.

Sincerely,

Fuad El-Hibri
Executive Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT.
 PLEASE TAKE TIME TO VOTE AS PROMPTLY AS POSSIBLE.

EMERGENT BIOSOLUTIONS INC.
400 PROFESSIONAL DRIVE, SUITE 400
GAITHERSBURG, MARYLAND 20879

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 24, 2018

To Our Stockholders:

The 2018 Annual Meeting of Stockholders of Emergent BioSolutions Inc. will be held on May 24, 2018, at 9:00 a.m., Eastern time, at the Gaithersburg Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878. The 2018 annual meeting is being held for the following purposes, which are more fully described in the proxy statement that accompanies this notice:

1.	To elect three Class III directors to hold office for a term expiring at our 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.	To ratify the appointment by the audit committee of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2018;
3.	To hold, on an advisory basis, a vote to approve executive compensation;
4.	To approve an amendment of our stock incentive plan; and
5.	To act upon any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

As of the date of this notice, the company has received no notice of any matters, other than those set forth above, that may properly be presented at the 2018 annual meeting. If any other matters are properly presented for consideration at the meeting, the persons named as proxies on the enclosed proxy card, or their duly constituted substitutes, will be deemed authorized to vote the shares represented by proxy or otherwise act on those matters in accordance with their judgment.

The board of directors recommends that you vote FOR the election of each of the Class III director nominees, and FOR Proposals 2, 3 and 4. The close of business on March 29, 2018, has been established as the record date for determining those stockholders entitled to receive notice of and to vote at the 2018 annual meeting or any adjournment or postponement thereof.

Your vote is very important. Please read the proxy statement and then, whether or not you expect to attend the annual meeting, and no matter how many shares you own, vote your shares as promptly as possible. You can vote by proxy over the internet, by telephone or by mail by following the instructions provided in the proxy statement and on the proxy card. Submitting your proxy now will help ensure a quorum and avoid additional proxy solicitation costs. If you attend the meeting, you may vote in person, even if you have previously submitted a proxy. However, if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee conferring to you its rights to vote the shares at the meeting. If you have any questions about voting your shares or attending the 2018 annual meeting, please contact our Investor Relations department at (240) 631-3200.

You may revoke your proxy at any time before the vote is taken by delivering to our Corporate Secretary a written revocation, submitting a proxy with a later date or by voting your shares in person at the meeting, in which case your prior proxy will be disregarded.

By Order of the Board of Directors,

Atul Saran
Executive Vice President, Corporate Development, General Counsel and Corporate Secretary

Gaithersburg, Maryland
April 13, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2018

The company’s proxy statement for the 2018 annual meeting of stockholders and our annual report on Form 10-K for the fiscal year ended December 31, 2017, are available at http://materials.proxyvote.com/29089Q.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT.
IN ORDER TO ENSURE THE REPRESENTATION OF YOUR SHARES AT THE 2018 ANNUAL
MEETING, PLEASE VOTE BY PROXY AS PROMPTLY AS POSSIBLE.

EMERGENT BIOSOLUTIONS INC.
400 Professional Drive, Suite 400
Gaithersburg, Maryland 20879

PROXY STATEMENT
2018 Annual Meeting of Stockholders

This proxy statement and the accompanying proxy card are being furnished to you by the Board of Directors of Emergent BioSolutions Inc. to solicit your proxy to vote your shares at our 2018 annual meeting of stockholders and at any adjournment or postponement of the meeting. The annual meeting will be held on May 24, 2018, at 9:00 a.m., Eastern time, at the Gaithersburg Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878. We are first furnishing the proxy materials to our stockholders on or about April 13, 2018.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving this proxy statement?

You are receiving this proxy statement from us because you owned shares of the company’s common stock as of March 29, 2018, the record date for the annual meeting. The Board has made these materials available to you in connection with the Board’s solicitation of proxies for use at our annual meeting.

This proxy statement describes matters on which you may vote and provides you with other important information so that you can make informed decisions. You are requested to vote on each of the proposals described in this proxy statement and are invited to attend the annual meeting.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the annual meeting. When you submit your proxy by internet, by telephone or by mail, you appoint each of Daniel J. Abdun-Nabi, our chief executive officer, Robert G. Kramer, Sr., our president and chief operating officer, and Atul Saran, our executive vice president, corporate development, general counsel and corporate secretary, or their respective substitutes or nominees, as your representatives — your “proxies” — at the meeting to vote your shares in accordance with your instructions. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as the board recommends, and may vote in their discretion with respect to any other matters properly presented at the annual meeting.

Who is entitled to vote at the annual meeting?

Holders of the company’s common stock as of the close of business on the record date, March 29, 2018, may vote at the annual meeting, either by proxy or in person. As of the close of business on March 29, 2018, there were 49,808,692 shares of the company’s common stock outstanding and entitled to vote and held by 23 holders of record. The common stock is the only authorized voting security of the company, and each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

What are the matters to be voted on and what is the Board’s recommendation and the applicable voting standard?

Proposal	Voting Choices and Board Recommendation	Voting Standard	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of Directors
 •   Vote in favor of all or specific nominees;
 •   Vote against all or specific nominees; or
 •   Abstain from voting with respect to all or
      specific nominees.

The Board recommends a vote FOR each of the director nominees.
		Plurality of votes cast (the nominees who receive the most votes will be the nominees elected by stockholders)	None	None
2. Ratification of the appointment of Ernst & Young LLP as the company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2018
 •   Vote in favor of the ratification;
 •   Vote against the ratification; or
 •   Abstain from voting on the ratification.

The Board recommends a vote FOR the ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm
		Majority of votes cast	None	Not applicable
3. Advisory vote to approve executive compensation	• Vote in favor of the proposal; • Vote against the proposal; or • Abstain from voting on the proposal. The Board recommends a vote FOR the advisory vote to approve executive compensation	Majority of votes cast	None	None
4. Approval of an amendment of our stock incentive plan	• Vote in favor of the amendment; • Vote against the amendment; or • Abstain from voting on the amendment. The Board recommends a vote FOR the approval of an amendment of our stock incentive plan	Majority of votes cast	Vote against the amendment	None

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

You may own shares of the company’s common stock in two different ways:

•	Record Ownership. If your stock is represented by one or more stock certificates registered in your name or if you have a Direct Registration System account in your name evidencing shares held in book-entry form, then you have a stockholder account with our transfer agent, Broadridge Financial Solutions, Inc., and you are a “stockholder of record.”
•	Beneficial Ownership. If your shares are held in a brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares. You also are invited to attend the annual meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the meeting. Note that a legal proxy from your broker, bank or other nominee is not the form of proxy available on www.voteproxy.com.

How can I vote my shares before the annual meeting?

Even if you plan to attend the annual meeting, we recommend that you vote before the meeting, as described below, so that your vote will be counted if you are unable to attend the annual meeting. Voting by internet or by telephone is fast and convenient and your vote is immediately confirmed. Submitting a proxy by internet, telephone or mail prior to the annual meeting will not affect your right to attend the annual meeting and vote in person.

If you hold shares in your own name as a stockholder of record, you may vote before the annual meeting:

By Internet. To vote by internet, go to http://materials.proxyvote.com/29089Q and follow the instructions you find on this website. Your proxy will be voted according to your instructions. If you vote by internet, please do not mail in a proxy card.

By Telephone. To vote by phone, call 1-800-690-6903 (toll-free from the U.S. and Canada) and follow the instructions. If you vote by telephone, please do not mail in a proxy card.

By Mail. If you received your proxy materials by mail, you may vote by completing, signing and returning your proxy card in the enclosed postage-paid envelope.

If you vote by internet or by telephone, please do not mail in your proxy card (unless you intend for it to revoke your prior internet or telephone vote). Your internet or telephone vote will authorize the named proxies to vote your shares in the same manner as if you completed, signed and returned your proxy card. If you sign and return your proxy card or vote over the internet or by telephone but do not provide voting instructions on some or all of the proposals, your shares will be voted on all uninstructed proposals in accordance with the recommendations of the Board. If you have any questions about voting your shares or attending the annual meeting, please contact our Investor Relations department at (240) 631-3200.

If you hold shares in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. Please check with your broker, bank or other nominee and follow its voting procedures to vote your shares. Most brokers and nominees offer voting procedures by internet, telephone and mail.

If I hold shares in street name by my broker, will my broker automatically vote my shares for me?

If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the New York Stock Exchange, or NYSE. These rules allow banks and brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks and brokers may not vote shares without your instruction.

What is a “broker non-vote” and how would it affect the vote?

Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.” The ratification of the company’s independent registered public accounting firm is considered a routine matter. Accordingly, banks and brokers may vote shares on this proposal without your instructions, and there will be no broker non-votes with respect to this proposal.

All other proposals are considered to be non-routine, and banks and brokers therefore cannot vote shares on those proposals without your instructions. Please note that if you want your vote to be counted on those proposals, including the election of directors, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.

Broker non-votes will be counted for purposes of establishing a quorum but will not affect the outcome of the vote on any proposal.

What does it mean if I receive more than one proxy card from the company?

It means that you have more than one account for your shares. Please vote by internet or telephone using each of the identification numbers, or complete and mail all proxy cards to ensure that all of your shares are voted.

What is “householding” and how does it affect me?

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or proxy statement and annual report addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Because we utilize the “householding” rules for proxy materials, stockholders who share the same address generally will receive only one copy of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report, unless we receive contrary instructions from any stockholder at that address. If you prefer to receive multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies upon written or oral request to Emergent BioSolutions Inc., Attn: Investor Relations, 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879; Telephone: (240) 631-3200. Eligible stockholders of record receiving multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report can request householding by contacting us in the same manner.

If you are a beneficial owner and hold your shares in a brokerage or custody account, you can request additional copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report or you can request householding by notifying your broker, bank or other nominee.

Can I vote in person at the annual meeting?

Yes. If you hold shares in your own name as a stockholder of record, you may attend the annual meeting and cast your vote at the meeting by properly completing and submitting a ballot at the annual meeting.

If you hold shares in street name, you must first obtain a “legal proxy” from your broker, bank or other nominee and submit that “legal proxy” along with a properly completed ballot at the meeting. Under a “legal proxy,” the broker, bank or other nominee confers to you all of its rights as a stockholder of record to grant proxies or to vote at the meeting. Please note that if you request a “legal proxy,” any previously provided instructions will be cancelled and your shares will not be voted unless you attend the meeting and vote in person or legally appoint another proxy to vote on your behalf.

What do I need to bring to be admitted to the annual meeting?

All stockholders must present a form of personal photo identification in order to be admitted to the meeting. In addition, if your shares are held in the name of your broker, bank or other nominee and you wish to attend the annual meeting, you must bring an account statement or letter from the broker, bank or other nominee indicating your share ownership.

How can I change my vote or revoke my proxy?

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins by:

•	Notifying our Corporate Secretary in writing that you are revoking your proxy;
•	Delivering another proxy (either by internet, telephone or mail) that is dated after the proxy you wish to revoke; or
•	Attending the annual meeting and voting in person by properly completing and submitting a ballot (attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked).

Any written notice of revocation should be delivered to: Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879, Attention: Atul Saran, Corporate Secretary. Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Corporate Secretary at the annual meeting before the voting begins.

If your shares are held in street name, please check with your broker, bank or other nominee and follow the procedures your broker, bank or other nominee provides if you wish to change your vote with respect to those shares.

What is the “quorum” for the annual meeting and what happens if a quorum is not present?

In order to conduct business at the annual meeting, the holders of at least a majority of the total number of shares of the company’s common stock issued and outstanding and entitled to vote as of the March 29, 2018 record date, or 24,904,347 shares, must be present in person or represented by proxy. This requirement is called a “quorum.” If you vote by internet or by telephone, or submit a properly executed proxy card, your shares will be included for purposes of determining the existence of a quorum. Proxies marked “abstain” and “broker non-votes” also will be counted in determining the presence of a quorum. If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the annual meeting may be adjourned to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.

What is an “abstention” and how would it affect the vote?

An “abstention” occurs when a stockholder submits a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. As a general matter, an abstention with respect to the election of directors is neither a vote cast “for” a nominee nor a vote cast “against” the nominee and, therefore, will have no effect on the outcome of the vote. Because an abstention is generally not considered to be a vote “cast” for a particular matter, it will have no effect on the ratification of the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm or the advisory vote on the compensation of our named executive officers. However, New York Stock Exchange, or NYSE, guidance provides that if stockholder approval is required for equity compensation plans or stock issuances, abstentions will be treated as votes cast. Accordingly, abstentions on Proposal 4 (approval of an amendment of our stock incentive plan) will be treated as a vote “against” the proposal.

Does the company offer an opportunity to receive future proxy materials electronically?

Yes. If you vote on the internet, simply follow the prompts for enrolling in electronic proxy delivery service. This will reduce our printing and postage costs, as well as the number of paper documents you will receive.

If you are a stockholder of record, you may enroll in this service at the time you vote your proxy or at any time after the annual meeting and can read additional information about this option and request electronic delivery by going to www.proxyvote.com. If you hold shares in street name, please contact your broker, bank or other nominee to enroll for electronic proxy delivery.

Who will conduct the proxy solicitation and who will bear the cost?

The costs of soliciting proxies will be borne by us. The solicitation is being made primarily through the mail and electronic mail, but our directors, officers and employees may also engage in the solicitation of proxies in person, by telephone, electronic transmission or by other means. No compensation will be paid by us in connection with the solicitation of proxies, except that we may reimburse brokers, banks, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners.

Who will count the votes?

Broadridge Financial Solutions, Inc. will tabulate the votes cast by internet, telephone and mail. Brian Millard, Vice President, Corporate Controller, Finance and Administration, will tabulate any votes cast at the annual meeting and will act as inspector of election to certify the results.

Where can I find the voting results of the meeting?

We will publish the voting results in a Form 8-K filed with the Securities Exchange Commission, or SEC, within four business days after the annual meeting. You can read or print a copy of that report by going to either the company’s website at www.emergentbiosolutions.com under the section “Investors — SEC Filings” or the SEC’s website at www.sec.gov.

Will a list of stockholders entitled to vote at the annual meeting be available?

A list of stockholders of record as of March 29, 2018, the record date, will be available for inspection by stockholders for any purpose germane to the annual meeting during normal business hours from May 14 to May 23, 2018, at our corporate headquarters at 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. This list will also be available at the annual meeting.

CORPORATE GOVERNANCE

General

Our by-laws provide that the number of directors shall be fixed from time to time by the Board. The Board has established the number of directors at nine. The Board is divided into three classes, with one class being elected each year and members of each class serving for staggered three-year terms. Daniel Abdun-Nabi, Dr. Sue Bailey and Jerome M. Hauer, Ph.D. are Class III directors with terms expiring at this annual meeting. Fuad El-Hibri, Ronald B. Richard and Kathryn C. Zoon, Ph.D. are Class I directors with terms expiring at the 2019 annual meeting of stockholders. Zsolt Harsanyi, Ph.D., General George A. Joulwan and Louis W. Sullivan, M.D. are Class II directors with terms expiring at the 2020 annual meeting of stockholders. For more information regarding the members of our Board, please see “Directors and Nominees” beginning on page 16.

Our Board believes that good corporate governance is important to ensure that the company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our Board has adopted. Complete copies of our corporate governance guidelines and code of conduct and business ethics are available on our website at www.emergentbiosolutions.com under “Investors —Governance.” Alternatively, you can request a copy of any of these documents by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of the company and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, include the following:

•	The Board’s principal responsibility is to oversee the management of the company;
•	A majority of the members of the Board shall be independent directors;
•	The independent directors shall meet regularly in executive session;
•	Directors shall have full and free access to management and, as necessary and appropriate, independent advisors;
•	New directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and
•	At least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Independence

Under applicable New York Stock Exchange rules, a director will qualify as “independent” only if our Board affirmatively determines that such director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Our Board has established guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with us if our Board determines that such director is independent under Section 303A.02(b) of the NYSE Listed Company Manual, even if such director:

•	Is an executive officer of another company which is indebted to us, or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company with which such director serves as an executive officer; or
•	Serves as an officer, director or trustee of a tax-exempt organization to which we make contributions, unless our discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of that organization’s consolidated gross revenues. Our matching of employee charitable contributions would not be included in the amount of our contributions for this purpose.

In addition, ownership of a significant amount of our stock, by itself (as under NYSE listing standards), does not constitute a material relationship. For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our Board who are independent.

Our Board has determined that Dr. Bailey, Dr. Harsanyi, Dr. Hauer, General Joulwan, Mr. Richard, Dr. Sullivan and Dr. Zoon meet the foregoing standards, that none of these directors has a material relationship with us and that each of these directors is “independent” as determined under Section 303A.02 of the NYSE Listed Company Manual.

Meetings and Attendance

In 2017, our Board met thirteen times and committees of the Board met 36 times. During 2017, no director attended fewer than 75% of the total number of meetings of the board of directors and of the committees of which the director was a member during 2017.

Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. All members of our Board at the time of the 2017 annual meeting of stockholders attended the meeting, except for one director.

The Board’s Role in Risk Oversight

Our Board is actively engaged in the oversight of risks we face and consideration of the appropriate responses to those risks. The audit committee of our Board periodically discusses risk management, including guidelines and policies to govern the process by which our exposure to risk is handled, with our senior management. The audit committee also reviews and comments on a periodic risk assessment performed by management. After the audit committee performs its review and comment function, it reports any significant findings to our Board. The Board is responsible for the oversight of our risk management programs and, in performing this function, receives periodic risk assessment and mitigation initiatives for information and approval as necessary.

The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the compensation committee considers the risks associated with our compensation policies and practices for both executive compensation and compensation generally.

Board Committees

Our Board has established five standing committees — audit, compensation, nominating and corporate governance, scientific review and strategic operations — each of which operates under a written charter that has been approved by our Board. Current copies of each committee’s charter are available on our website at www.emergentbiosolutions.com under “Investors — Governance.” Alternatively, you can request a copy of any of these documents by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879.

Our Board has determined that all of the current members of each of the audit, compensation and nominating and corporate governance committees are independent as defined under the rules of the NYSE.

			COMMITTEE MEMBERSHIPS
Name	Class	Term Expires	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Scientific Review Committee	Strategic Operations Committee
Fuad El-Hibri Executive Chairman	I	2019					✔c
Daniel J. Abdun-Nabi	III	2018					✔
Dr. Sue Bailey	III	2018		✔	✔	✔
Zsolt Harsanyi, Ph.D.	II	2020	✔c			✔	✔
Jerome M. Hauer, Ph.D.	III	2018		✔		✔c	✔
General George A. Joulwan	II	2020	✔	✔	✔
Ronald B. Richard Lead Independent Director	I	2019	✔		✔c		✔
Louis W. Sullivan, M.D.	II	2020	✔	✔c	✔
Kathryn C. Zoon, Ph.D.	I	2019				✔	✔

✔c Committee Chairman      ✔Committee Member

   Audit Committee

The audit committee’s responsibilities include:

•	Appointing, evaluating, approving the compensation of and assessing the independence of our Independent Registered Public Accounting Firm;
•	Overseeing the work of our Independent Registered Public Accounting Firm, including through the receipt and consideration of reports from our Independent Registered Public Accounting Firm;
•	Reviewing and discussing with management and the Independent Registered Public Accounting Firm our annual and quarterly financial statements and related disclosures;
•	Reviewing the type and presentation of information to be disclosed in the company’s earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and others;
•	Monitoring our internal control over financial reporting and disclosure controls and procedures;
•	Monitoring our ethics and compliance program, including our Code of Conduct and Business Ethics;
•	Overseeing our internal audit function;
•	Assisting the board of directors in overseeing our compliance with legal and regulatory requirements and internal policies and procedures;
•	Periodically discussing our risk management policies, and reviewing and commenting on an initial risk assessment by management;
•	Establishing policies regarding hiring employees from our Independent Registered Public Accounting Firm and procedures for the receipt and retention of accounting-related complaints and concerns;
•	Meeting independently with our internal auditing staff, Independent Registered Public Accounting Firm and management;
•	Reviewing and approving or ratifying any related person transactions;
•	Evaluating, in coordination with the compensation committee, the company’s senior financial management, including the chief financial officer and head of internal audit; and
•	Preparing the audit committee report required by SEC rules, which is included on page 22 of this proxy statement.

The members of our audit committee are Dr. Harsanyi, General Joulwan, Mr. Richard and Dr. Sullivan. Dr. Harsanyi is the chairperson of this committee. Our Board has determined that each of the current members of the committee is “independent” in accordance with NYSE listing standards, meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act, and is financially literate. Dr. Harsanyi has been designated as the “audit committee financial expert.” Our audit committee met 12 times during 2017.

   Compensation Committee

The compensation committee’s responsibilities include:

•	Annually reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers;
•	Determining the compensation of our chief executive officer and executive chairman;
•	Reviewing and approving the compensation of our other named executive officers;
•	Overseeing the evaluation of our senior executives;
•	Overseeing and administering our cash and equity incentive plans and employee stock purchase plan;
•	Reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 28 of this proxy statement; and
•	Preparing the compensation committee report required by SEC rules, which is included on page 47 of this proxy statement.

The processes and procedures followed by our compensation committee in considering and determining executive compensation are described below under “Executive Compensation — Executive Compensation Processes.”

The members of our compensation committee are Dr. Bailey, Dr. Hauer, General Joulwan and Dr. Sullivan. Dr. Sullivan is the chairperson of this committee. Our Board has determined that each of the members of the committee is “independent” in accordance with NYSE listing standards. Our compensation committee met seven times during 2017.

   Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•	Identifying individuals qualified to become members of the board of directors;
•	Recommending to the board of directors the persons to be nominated for election as directors and appointed to each of the board’s committees;
•	Reviewing and making recommendations to our board of directors with respect to director compensation;
•	Reviewing and making recommendations to the board of directors with respect to management succession planning;
•	Developing and recommending to the board of directors our corporate governance guidelines;
•	Overseeing director education activities; and
•	Overseeing an annual evaluation of the board of directors.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates and in making recommendations regarding director compensation are described below under the headings “— Director Nomination Process” and “Director Compensation,” respectively.

The members of our nominating and corporate governance committee are Dr. Bailey, General Joulwan, Mr. Richard and Dr. Sullivan. Mr. Richard is the chairperson of this committee and also serves as our lead independent director. Our Board has determined that each of the members of the committee is “independent” in accordance with NYSE listing standards. Our nominating and corporate governance committee met six times during 2017.

   Scientific Review Committee

The scientific review committee’s responsibilities include:

•	Reviewing, evaluating and advising the board of directors regarding existing products and technology platforms;
•	Reviewing, evaluating and advising the board of directors regarding the priorities with respect to our research and development programs in light of corporate strategy; and
•	Providing advice and guidance to management with respect to proposed acquisitions, in-licensing, collaborations and alliances.

The members of our scientific review committee are Dr. Bailey, Dr. Harsanyi, Dr. Hauer and Dr. Zoon. Dr. Hauer is the chairperson of this committee. Our scientific review committee met five times during 2017.

   Strategic Operations Committee

The strategic operations committee’s responsibilities include evaluating and making recommendations to the Board with respect to:

•	Our mission, core strategy, strategic plan objectives/success criteria, and the strategic processes;
•	Significant acquisition and disposition opportunities;
•	Our financial plans and programs and capital structure;
•	Our corporate investment policies;
•	Our corporate social responsibility activities; and
•	Our corporate treasury policies.

The members of the strategic operations committee are Mr. Abdun-Nabi, Mr. El-Hibri, Dr. Harsanyi, Dr. Hauer, Mr. Richard and Dr. Zoon. Mr. El-Hibri is the chairperson of this committee. Our strategic operations committee met six times during 2017.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of our Board, management and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of director nominees, our nominating and corporate governance committee considers the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders, as well as the needs of the Board for a specific skill set or experience. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. The nominating and corporate governance committee does not have a formal policy with respect to diversity, but believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Additionally, our corporate governance guidelines state that it is a goal of the Board to strive for diversity in the composition of the membership of the Board.

Stockholders may recommend to our nominating and corporate governance committee individuals for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. Assuming that appropriate biographical and background material has been provided on a timely basis, in accordance with the procedures described under the heading “Additional Matters – Stockholder Proposals for the 2019 Annual Meeting,” the nominating and corporate governance committee will evaluate candidates recommended by stockholders by following the same process, and applying the same criteria, as it follows for candidates submitted by others.

Skills / Attributes Composition

We believe our directors possess the skills and attributes necessary to meet our current and future business needs. The Board annually assesses the mix of skills, attributes and experience of the directors.

   Core Attributes for all Board Members

•	High level of integrity and character;
•	Demonstrated track record of success;
•	Advanced degree in science or other relevant discipline; and
•	A commitment to contribute the time necessary for active involvement.

Desired Skill / Experience	Mr. El-Hibri	Mr. Abdun-Nabi	Dr. Bailey	Dr. Harsanyi	Mr. Richard	Dr. Hauer	Gen. Joulwan	Dr. Sullivan	Dr. Zoon
INDEPENDENCE / DIVERSITY
Experience with Diversity Issues	✔	✔	✔	✔	✔	✔	✔	✔	✔
Diverse Background			✔					✔	✔
FINANCIAL / ACCOUNTING
Financial Expertise	✔	✔		✔				✔
Risk Management / Internal Controls	✔	✔		✔	✔	✔	✔		✔
Investment Banking / M&A	✔	✔		✔	✔		✔
CORPORATE GOVERNANCE
Governance Oversight	✔	✔		✔	✔	✔	✔	✔
Executive Compensation	✔	✔	✔	✔	✔	✔	✔	✔
SPECIALIZED EXPERTISE
Pharma / Biotech	✔	✔	✔	✔		✔		✔	✔
Medicine / Science			✔	✔		✔		✔	✔
Government (Health, Defense, Intelligence, Security)	✔	✔	✔	✔	✔	✔	✔	✔	✔
Sales / Marketing / Distribution	✔	✔		✔	✔	✔
International Business	✔	✔		✔	✔	✔	✔
Investor / Public Relations	✔	✔	✔	✔	✔	✔	✔	✔

Governance Structure and Lead Director

In December 2011, our Board determined to separate the positions of chief executive officer and board chairman, appointing Mr. El-Hibri as executive chairman of the board and Mr. Abdun-Nabi as chief executive officer, effective April 1, 2012. Mr. El-Hibri previously served as our chief executive officer and chairman of our board of directors from June 2004 through March 2012. The Board believes this separate governance structure is optimal because it enables Mr. Abdun-Nabi to focus his entire energy on running the company while affording us the benefits of continued leadership and other contributions from Mr. El-Hibri.

Our corporate governance guidelines provide that in the event the chairman of our board of directors is not an independent director, a majority of the Board’s independent directors may appoint an independent director, who has been nominated by the nominating and corporate governance committee, to serve as lead director. Because Mr. El-Hibri is not an independent director, our independent directors, based on the recommendation of the nominating and corporate governance committee, re-appointed Mr. Richard as the lead director in May 2017 for a two-year term. As lead director, Mr. Richard serves as the presiding director at all executive sessions of our non-management or independent directors, facilitates communications between Mr. El-Hibri and other members of the Board, determines the need for special meetings of the Board and consults with Mr. El-Hibri on matters relating to corporate governance and Board performance.

Communicating with the Board of Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. The lead director, with the assistance of our corporate secretary is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as the lead director considers appropriate.

Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to our board of directors, lead director or independent directors as a group should address such communications to the Board of Directors, Lead Director or Independent Directors, as applicable, c/o Corporate Secretary, Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. At the direction of the board of directors, the Corporate Secretary will review all such correspondence and forward to the board, lead director or independent directors a summary and/or copies of any such correspondence that deals with the functions of the board or its committees or that he or she otherwise determines requires their attention.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our common stock as of March 29, 2018, by (1) each of our directors and director nominees, (2) each named executive officer, (3) all of our executive officers and directors as a group and (4) each stockholder known by us to beneficially own 5% or more of our outstanding common stock. There were 49,808,692 shares of our common stock outstanding on March 29, 2018.

Name of Beneficial Owner	Outstanding Shares Beneficially Owned(1)	Right to Acquire Beneficial Ownership(2)	Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and director nominees
Dr. Sue Bailey	28,009	26,092	54,101	*
Zsolt Harsanyi, Ph.D.	21,009	11,809	32,818	*
Jerome Hauer, Ph.D.	—	8,375	8,375	*
George Joulwan	14,309	8,375	22,684	*
Ronald B. Richard	7,342	50,252	57,594	*
Louis W. Sullivan, M.D.	28,009	50,252	78,261	*
Kathryn Zoon, Ph.D.	2,000	2,753	4,753	*
Named executive officers
Fuad El-Hibri (3)	5,429,479	342,175	5,771,654	11.5%
Daniel J. Abdun-Nabi (4)	142,711	405,984	548,695	*
Robert G. Kramer, Sr. (5)	60,040	75,635	135,675	*
Richard S. Lindahl (6)	—	—	—	*
Adam Havey	9,864	68,292	78,156	*
Atul Saran	—	—	—	*
Katherine Strei	2,942	10,933	13,875	*
All executive officers and directors as a group (14 persons)	5,745,714	1,060,927	6,806,641	13.4%
5% or greater stockholders
Vanguard Group (7)	3,597,235	—	3,597,235	7.2%
BlackRock, Inc. (8)	4,517,898	—	4,517,898	9.1%
Intervac, L.L.C.	4,344,250	—	4,344,250	8.7%
*	Represents beneficial ownership of less than 1% of common stock.
(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of our common stock. The information set forth in the table above is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted, to our knowledge, the persons and entities named in the table above have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated, the address of each of the beneficial owners named in the table above is c/o Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. Percentage ownership calculations are based on 49,808,692 shares of common stock outstanding as of March 29, 2018.
(2)	Consists of shares of common stock subject to stock options exercisable as of, or within 60 days of March 29, 2018, and shares of common stock issuable under restricted stock unit awards that vest within 60 days of March 29, 2018. Shares of common stock subject to stock options that are exercisable as of or within 60 days of March 29, 2018, and shares of common stock issuable under restricted stock unit awards that vest within 60 days of March 29, 2018 are deemed to be outstanding and beneficially owned by the person holding the option or restricted stock unit for the purpose of calculating the percentage ownership of that person, but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.

(3)	Mr. El-Hibri has a beneficial ownership interest in 5,771,654 shares of our common stock through his direct holdings in certain entities, his vested restricted stock units and stock options (including restricted stock units and stock options vesting within 60 days of March 29, 2018), and shares held by trusts indirectly controlled by Mr. El-Hibri, which represent approximately 11.5% of our outstanding common stock. In accordance with the rules and regulations of the SEC, Mr. El-Hibri’s beneficial ownership is deemed to consist of the following shares of our common stock:
•	2,350,331 shares held by Intervac, L.L.C.;
•	1,524,155 shares held by BioVac, L.L.C.;
•	1,554,993 shares held directly by Mr. El-Hibri; and
•	342,175 shares of common stock subject to stock options exercisable within 60 days of March 29, 2018.

For more information regarding beneficial ownership and voting of these shares, see “— Certain Stockholder Ownership” below. Also includes 628,678 shares pledged as collateral.

(4)	Includes 1,936 shares held by Mr. Abdun-Nabi’s son, as to which Mr. Abdun-Nabi disclaims beneficial ownership. Also includes 81,450 shares pledged as collateral.
(5)	Includes 1,000 shares held in a living trust of Mr. Kramer’s father. Mr. Kramer is a beneficiary of the trust, but disclaims beneficial ownership of these shares.
(6)	Richard S. Lindahl was appointed as our executive vice president, chief financial officer and treasurer in March 2018.
(7)	Based on information provided in a Schedule 13G/A that was filed with the SEC on February 8, 2018, by The Vanguard Group, Inc., The Vanguard Group, Inc. reported sole voting power with respect to 3,597,235 shares, sole dispositive power with respect to 3,543,976 shares and shared dispositive power with respect to 53,259 shares of our common stock as of December 31, 2017. Aggregate beneficial ownership reported by The Vanguard Group, Inc. is on a consolidated basis and includes shares beneficially owned by the following wholly-owned subsidiaries of The Vanguard Group, Inc., none of which individually beneficially owns 5% or greater of the outstanding shares of our common stock: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(8)	Based on information provided in a Schedule 13G/A that was filed with the SEC on January 18, 2018, by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 4,517,898 shares of our common stock and has sole voting power with respect to 4,443,634 shares of our common stock and sole dispositive power with respect to 74,264 shares of our common stock as of December 31, 2017. Aggregate beneficial ownership reported by BlackRock, Inc. is on a consolidated basis and includes shares beneficially owned by the following subsidiaries of BlackRock, Inc., none of which individually beneficially owns 5% or greater of the outstanding shares of our common stock: BlackRock (Netherlands (BV); BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Schweiz AG; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A; BlackRock International Limited, BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) LTD; BlackRock Investment Management, LLC; BlackRock Japan Co LTD. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

Certain Stockholder Ownership

Mr. El-Hibri and his wife, as tenants by the entirety, hold 89.2% of the ownership interests in BioVac, L.L.C. and have the power to vote and dispose of all shares of our common stock held by BioVac. Mr. El-Hibri disclaims beneficial ownership of these shares for purposes of Section 16 of the Exchange Act or otherwise, except to the extent of his pecuniary interest in 1,359,546 shares.

Mr. El-Hibri’s holdings through Intervac, L.L.C. include 1,638,403 shares of our common stock held by Mr. El-Hibri and his wife, as tenants by the entirety, through their 37.7% equity interest in Intervac, L.L.C.; 127,721 shares held by Mr. El-Hibri’s wife; and 584,207 shares held by trusts indirectly controlled by Mr. El-Hibri or his wife. Mr. El-Hibri disclaims beneficial ownership, for purposes of Section 16 of the Exchange Act or otherwise, of those shares held solely by his wife and those shares held by the trusts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and holders of more than 10% of our common stock file reports of ownership and changes in ownership with the SEC and provide us with copies of such reports. We have reviewed such reports received by us and written representations from our directors and executive officers. Based solely on such review, we believe that all ownership reports were timely filed during 2017.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING
PROPOSAL 1 — ELECTION OF DIRECTORS

Background

At the annual meeting, stockholders will have an opportunity to vote for the election of Daniel J. Abdun-Nabi, Dr. Sue Bailey and Jerome M. Hauer, Ph.D. to serve as Class III directors. The company’s bylaws provide for the election of directors by a plurality of the votes cast by the stockholders at the annual meeting (i.e. the nominees who receive the most votes will be the nominees elected by the stockholders). If elected, the terms of Daniel J. Abdun-Nabi, Dr. Sue Bailey and Dr. Jerome M. Hauer will expire at the 2021 annual meeting of stockholders. Proxies received by the company by the stockholders will be voted to elect these three nominees, unless marked to the contrary. Each of the nominees has indicated his or her willingness to serve, if elected. However, if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board, or our Board may reduce the number of directors.

Board Recommendation

The Board of Directors recommends a vote “FOR” the election of each of the Class III director nominees.

DIRECTORS AND NOMINEES

The following paragraphs provide information as of the date of this proxy statement about each Class III director nominee and each member of our Board whose term continues after the annual meeting. For information about the number of shares of common stock beneficially owned by our directors as of March 29, 2018, please see “Stock Ownership Information” beginning on page 13.

DIRECTOR NOMINEES

Current Term to Expire at the 2018 Annual Meeting (Class III Director Nominees)

Daniel J. Abdun-Nabi, age 63, a director since 2009

Mr. Abdun-Nabi currently serves as our chief executive officer and previously served as our president and chief executive officer from April 2012 to March 2018. From May 2007 to March 2012, Mr. Abdun-Nabi served as our president and chief operating officer. Mr. Abdun-Nabi previously served as our secretary from December 2004 to January 2008, our senior vice president, corporate affairs and general counsel from December 2004 to April 2007 and our vice president and general counsel from May 2004 to December 2004. Mr. Abdun-Nabi served as general counsel for IGEN International, Inc., a biotechnology company, and its successor BioVeris Corporation, from September 1999 to May 2004. Prior to joining IGEN, Mr. Abdun-Nabi served as senior vice president, legal affairs, general counsel and secretary of North American Vaccine, Inc. He served as Chairman of the Maryland Life Sciences Advisory Board from July 2016 to June 2017. In August 2016, Mr. Abdun-Nabi joined the boards of REGENXBIO Inc., and Aptevo Therapeutics Inc. both publicly-traded companies. Mr. Abdun-Nabi received a Master of Law in Taxation from Georgetown University Law Center, a J.D. from the University of San Diego School of Law and a B.A. in political science from the University of Massachusetts, Amherst. We believe Mr. Abdun-Nabi's qualifications to serve on our board of directors include his extensive experience in senior management positions and his demonstrated business judgment, including his long service as a senior executive of our company.

Dr. Sue Bailey, age 74, a director since 2007

Dr. Bailey has served as a director since June 2007. Dr. Bailey served as a news analyst for NBC Universal, a media and entertainment company, from November 2001 to August 2006. Previously, Dr. Bailey served as Administrator, National Highway Traffic Safety Administration, as Assistant Secretary of Defense (Health Affairs) and as Deputy Assistant Secretary of Defense (Clinical Services). Dr. Bailey is a former faculty member at Georgetown Medical School and U.S. Navy officer, having achieved the rank of Lt. Commander, U.S. Navy Reserve. Dr. Bailey received her D.O. from Philadelphia College of Osteopathic Medicine and a B.S. from the University of Maryland. We believe Dr. Bailey’s qualifications to serve on our board of directors include her medical background and prior senior positions in government.

Jerome M. Hauer, Ph.D., age 66, a director since 2015

Dr. Hauer has served as a director since January 2015. He previously served on our board of directors from May 2004 to October 2011. Currently, Dr. Hauer is a senior advisor at Teneo Risk in New York City and Washington, D.C. and a visiting professor at Cranfield University/Defence Academy of the United Kingdom. Before joining Teneo Risk, Dr. Hauer served from January 2012 until December 2014 as the Commissioner of New York State Division of Homeland Security and Emergency Services and Chairman of the Executive Committee on Counterterrorism. Formerly, Dr. Hauer served as chief executive officer of The Hauer Group from 2006 to 2011 and as senior vice president and co-chair of the homeland security practice of Fleishman-Hillard Government Relations from January 2005 to March 2006. Prior to joining Fleishman-Hillard, Dr. Hauer served as acting assistant secretary for the office of public health emergency preparedness, U.S. Department of Health and Human Services, or HHS, from June 2002 to November 2003 and as director of the office of public health preparedness of HHS from May 2002 to June 2002. Dr. Hauer served as the first director of the New York City Mayor’s Office of Emergency Management under Mayor Rudolph Giuliani. He also served as the director of Emergency Medical Services and Emergency Management as well as director of the Department of Fire and Buildings for the State of Indiana under Governor Evan Bayh. Dr. Hauer holds a Ph.D. from Cranfield University/Defence Academy of the United Kingdom. He received an M.H.S. in public health from Johns Hopkins University School of Hygiene and Public Health and a B.A. from New York University. We believe Dr. Hauer’s qualifications to serve on our board of directors include his significant experience in various governmental and public health organizations, as well as his experience on other boards.

CONTINUING DIRECTORS

Terms to Expire at the 2019 Annual Meeting (Class I Directors)

Fuad El-Hibri, age 60, a director since 2004

Mr. El-Hibri has served as the executive chairman of our board of directors since April 2012 and since August 2016, has served as the chairman of the board of directors of Aptevo Therapeutics Inc. From June 2004 to March 2012, Mr. El-Hibri served as chief executive officer and as chairman of our board of directors. Mr. El-Hibri previously served as president from March 2006 to April 2007. Mr. El-Hibri served as chief executive officer and chairman of the board of directors of BioPort Corporation from May 1998 until June 2004, when, as a result of our corporate reorganization, BioPort became a wholly owned subsidiary of Emergent BioSolutions and was subsequently renamed as Emergent BioDefense Operations Lansing Inc. Mr. El-Hibri is chairman of East West Resources Corporation, a venture capital and business consulting firm, a position he has held since June 1990. He served as president of East West Resources from September 1990 to January 2004. Mr. El-Hibri is a member of the advisory board of the Yale Healthcare Conference, a member of the board of directors of the International Biomedical Research Alliance, an academic joint venture among the National Institutes of Health, or NIH, Oxford University and Cambridge University. He also serves as chairman of the El-Hibri Foundation. Mr. El-Hibri has also served as a member of the board of trustees of American University from 2004 to 2010 and a member of the board of directors of the U.S. Chamber of Commerce from 2011 to 2017. Mr. El-Hibri received a master’s degree in public and private management from Yale University and a B.A. in economics from Stanford University. We believe Mr. El-Hibri’s qualifications to serve on our board of directors include his service on other boards as well as his prior business experience, including as our chief executive officer and a director.

Ronald B. Richard, age 62, a director since 2005

Mr. Richard has served as a director since January 2005. Mr. Richard has served as the president and chief executive officer of the Cleveland Foundation, the nation's oldest community foundation, since June 2003. From August 2002 to February 2003, Mr. Richard served as president of Stem Cell Preservation, Inc., a start-up medical research company. After leaving Stem Cell Preservation and prior to joining our board of directors, Mr. Richard served as a strategic business advisor for IGEN International, Inc., a biotechnology company. Mr. Richard served as chief operating officer of In-Q-Tel, a venture capital fund that provides technologies to the Central Intelligence Agency, from March 2001 to August 2002. Prior to joining In-Q-Tel, Mr. Richard served in various senior management positions at Matsushita Electric (Panasonic), a consumer electronics company. Mr. Richard is a former U.S. foreign service officer. He served in Osaka/Kobe, Japan and as a desk officer for North Korean, Greek and Turkish affairs at the U.S. Department of State in Washington, D.C. Mr. Richard previously served as chairman of the board of trustees of the International Biomedical Research Alliance, an academic joint venture among the NIH, Oxford University and Cambridge University. Mr. Richard received an M.A. in international relations from Johns Hopkins University School of Advanced International Studies and a B.A. in history from Washington University. He holds honorary doctorates in humane letters from Notre Dame College and Baldwin Wallace College. We believe Mr. Richard's qualifications to serve on our board of directors include his past and current industry experience, including his prior senior management positions, including positions in the biotechnology industry.

Kathryn C. Zoon, Ph.D., age 69, a director since 2016

Dr. Zoon has served as a director since November 2016. Dr. Zoon is currently NIAID/NIH Scientist Emeritus, a position she has held since August 2016. From April 2016 to June 2016, she was Interim Director of the new NIH Office of Research Support and Compliance where she developed and established the new office and recruited key individuals to continue its future operations. She was also Chief of the Cytokine Biology Section in the Division of Intramural Research, National Institute of Allergy and Infectious Diseases (NIAID), NIH until July 2016, where she conducted research on the structure and function of human interferon alphas and developed a new cell therapy using IFNs and autologous monocytes which she is still collaborating with the National Cancer Institute, or NCI to start a clinical trial for ovarian cancer. She was previously the Director of the Division of Intramural Research at NIAID from 2006- August 2015 and was the Deputy Director for Planning and Development of the Division of Intramural Research at NIAID, 2004-2006. Dr. Zoon served as the Principal Deputy Director of the Center for Cancer Research at the National Cancer Institute, 2003-2004. She served as the Director of the Center for Biologics Evaluation and Research (CBER), Food and Drug Administration (FDA) (1992-2003), and has been a member of the NIH Scientific Directors from 1992 to 2015. Dr. Zoon was the Director of the Division of Cytokine Biology in CBER, 1988-1992, where she directed the research and review of cytokines, growth factors, and cellular products. She studied the production and purification of human interferon at NIH from 1975 to 1980 with Nobel Laureate Christian B. Anfinsen. She received her B.S. degree, cum laude, in chemistry from Rensselaer Polytechnic Institute and was granted a Ph.D. in biochemistry from the Johns Hopkins University. Dr. Zoon is an associate editor of the Journal of Interferon Research and the author of more than 130 scientific papers. She was President of the International Society for Interferon and Cytokine Research, 2000-2001. Dr. Zoon has been a member of the National Academy of Medicine since 2002 and is also a member of the Division on Earth and Life Studies Committee, National Research Council, 2015- 2019.She has served a member of the WHO's Expert Committee on Biological Standards for almost two decades. In May 2005, she received the HHS Secretary's Award for Distinguished Service for the Tissue Action Plan Team. Most recently she received the 2014 William S. Hancock Award for outstanding achievements in CMC regulatory science. We believe Dr. Zoon's expertise in regulatory matters and product development adds great depth and breadth to our board of directors.

Terms to Expire at the 2020 Annual Meeting (Class II Directors)

Zsolt Harsanyi, Ph.D., age 74, a director since 2004

Dr. Harsanyi has served as a director since August 2004. Dr. Harsanyi has served as chairman of the board of N-Gene Research Laboratories, Inc., a privately-held biopharmaceutical company, since March 2011. Prior to that, Dr. Harsanyi served as chief executive officer and chairman of the board of directors of Exponential Biotherapies Inc., a private biotechnology company, from December 2004 to February 2011. In January 2016, Dr. Harsanyi returned to Exponential Biotherapies Inc. to serve as chairman of the board. Since August 2016, Dr. Harsanyi has been a director of Aptevo Therapeutics Inc., a publicly-traded biotech company which focuses on bringing novel oncology and hematology therapeutics to market. Dr. Harsanyi served as president of Porton International plc, a pharmaceutical and vaccine company, from January 1983 to December 2004. Dr. Harsanyi was a founder of Dynport Vaccine Company LLC in September 1996. Prior to joining Porton International, Dr. Harsanyi was vice president of corporate finance at E.F. Hutton, Inc. Previously, Dr. Harsanyi directed the first assessment of biotechnology for the U.S. Congress’ Office of Technology Assessment, served as a consultant to the President’s Commission for the Study of Ethical Problems in Medicine and Biomedical and Behavioral Research and was on the faculties of Microbiology and Genetics at Cornell Medical College. Dr. Harsanyi received a Ph.D. from Albert Einstein College of Medicine and a B.A. from Amherst College. We believe Dr. Harsanyi’s qualifications to serve on our board of directors include his industry experience, including his senior executive and financial positions.

General George A. Joulwan (Ret.), age 78, a director since 2013

General George A. Joulwan (Ret.) has served as a director since July 2013. General Joulwan’s distinguished military career spans 36 years from 1961 to his retirement as a four-star general and the Supreme Allied Commander of NATO in 1997. In 1998 General Joulwan founded, and currently serves as president of, One Team, Inc., which provides business consulting services. Previously, General Joulwan served as a director of General Dynamics Corporation from 1998 through 2012, and currently serves on several private company and charitable boards. He was a professor at the United States Military Academy at West Point and served on the Board of Trustees for the United States Military Academy. General Joulwan was a professor of National Security Strategy at the National Defense University. General Joulwan is a graduate of West Point and holds a Master’s degree in Political Science and an Honorary Doctor of Law degree from Loyola University in Chicago. As a retired U.S. Army general, we believe General Joulwan brings a unique perspective to our board. Through his extensive and distinguished military career, he has developed critical leadership and management skills that we believe make him a significant contributor to our board. In addition, we believe General Joulwan’s foreign policy experience and knowledge of the government and the military provide valuable insight into international defense markets and the global defense industry.

Louis W. Sullivan, M.D., age 84, a director since 2006

Dr. Sullivan has served as a director since June 2006. Dr. Sullivan has served as president emeritus of Morehouse School of Medicine since July 2002. Dr. Sullivan served as president of Morehouse School of Medicine from 1981 to 1989 and from 1993 to 2002. From 1989 to 1993, Dr. Sullivan was Secretary of the Department of Health and Human Services. Dr. Sullivan serves on the board of directors of United Therapeutics Corporation, a publicly-traded biotechnology company. He served as a director for Henry Schein, Inc. a publicly-traded biotechnology company, from 2004 to June 2016. He was a founder and chairman of Medical Education for South African Blacks, Inc., a trustee of Africare, a director of the National Center on Addiction and Substance Abuse at Columbia University and chairman of the board of trustees of the National Health Museum, a non-profit institution developing a museum of health sciences. Dr. Sullivan received his M.D. from Boston University and a B.S. from Morehouse College. We believe Dr. Sullivan’s qualifications to serve on our board of directors include his extensive service on various other boards and service with public institutions, as well as his medical background and prior senior positions in other organizations.

DIRECTOR COMPENSATION

The compensation of our directors is established by our nominating and corporate governance committee based on market practice information provided by our independent compensation consultant Willis Towers Watson. This compensation is periodically reviewed with respect to cash retainers, meeting fees and equity incentives. The following table sets forth information for the fiscal year ended December 31, 2017, regarding the compensation of our directors who are not also named executive officers.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Dr. Sue Bailey	$82,000	$250,000	$—	$332,000
Zsolt Harsanyi, Ph.D.	$104,000	$250,000	$—	$354,000
Jerome Hauer, , Ph.D.	$96,500	$250,000	$—	$346,500
General George Joulwan	$88,000	$250,000	$—	$338,000
Ronald B. Richard	$132,500	$250,000	$—	$382,500
Louis W. Sullivan, M.D.	$96,500	$250,000	$—	$346,500
Kathryn Zoon, Ph.D.	$79,000	$250,000	$—	$329,000
(1)	The amounts in the “Stock Awards” column reflect the grant date fair value of equity awards granted to the directors named in the table above for the fiscal year ended December 31, 2017, calculated in accordance with SEC rules.

Under our director compensation program, non-employee directors receive the compensation set forth in the table below. We also reimburse our non-employee directors for out-of-pocket expenses incurred in connection with attending our Board and committee meetings.

Element	Program 2017 and 2018
Annual Retainer	$55,000
Lead Director Additional Retainer	$30,000
Board Meeting Fees	None
Committee Meeting Fees	None
Committee Chair Additional Retainer	$25,000 – Audit, Strategic Operations(1) $17,500 – Other(2)
Committee Member Additional Retainer	$15,000 – Audit, Strategic Operations(3) $9,000 – Other(2)
Annual Equity Awards	$250,000 in RSUs per director
Initial Election Equity Awards(4)	$375,000 in RSUs per director
(1)	Chair of the Strategic Operations Committee (Fuad El-Hibri) does not receive a retainer.
(2)	Other includes: Compensation, Nominating and Corporate Governance, and Scientific Review Committees.
(3)	Employee Directors (Fuad El-Hibri and Dan Abdun-Nabi) do not receive additional cash retainers for service on the Strategic Operations Committee.
(4)	Initial election equity award values are inclusive of the annual equity award.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP currently serves as our Independent Registered Public Accounting Firm. After consideration of the firm’s qualifications and past performance, the audit committee has appointed Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2018.

Under NYSE and SEC rules and the audit committee charter, the audit committee is directly responsible for the selection, appointment, compensation and oversight of the company’s Independent Registered Public Accounting Firm and is not required to submit this appointment to a vote of the stockholders. Our Board and the audit committee, however, consider the appointment of our Independent Registered Public Accounting Firm to be an important matter of stockholder concern and are submitting the appointment of Ernst & Young LLP for ratification by our stockholders as a matter of good corporate practice. One or more representatives of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement and respond to appropriate questions from stockholders. In the event that our stockholders fail to ratify the appointment of Ernst & Young LLP, it will be considered as a direction to the audit committee to consider the appointment of a different firm. Even if the appointment is ratified, the audit committee in its discretion may select a different Independent Registered Public Accounting Firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

Required Vote and Board Recommendation

Ratification of the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm requires the affirmative vote of the majority of votes cast on such matter at the annual meeting. Abstentions will have no effect on the matter.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the company’s Independent Registered Public Accounting Firm.

AUDIT COMMITTEE REPORT

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2017, and discussed them with management and the Independent Registered Public Accounting Firm.

The audit committee also has received from, and discussed with, the Independent Registered Public Accounting Firm various communications that the Independent Registered Public Accounting Firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The audit committee has received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Registered Public Accounting Firm’s communications with the audit committee concerning independence, and has discussed with the Independent Registered Public Accounting Firm their independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors of Emergent BioSolutions Inc. that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of
Emergent BioSolutions Inc.

Zsolt Harsanyi, Ph.D., Chairperson
General George A. Joulwan
Ronald B. Richard
Louis W. Sullivan, M.D.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of Ernst & Young LLP, our Independent Registered Public Accounting Firm, billed to us for each of the last two fiscal years for audit and other services. For 2017, audit fees include an estimate of amounts not yet billed. None of the fees described in the following table were approved using the “de minimis exception” under SEC rules.

	December 31,
	2017	2016
Audit Fees	$3,147,575	$4,845,473
Audit-Related Fees	1,995	1,995
Tax Fees	375,019	477,799
All Other Fees	—	—
	$3,524,589	$5,325,267

Audit Fees. Audit fees consist of fees for the audit of our consolidated financial statements and other professional services provided in connection with statutory and regulatory filings or engagements, along with fees in connection with financing transactions and fees paid to Ernst & Young LLP relating to the audit of the financial statements of our biosciences business in 2016 in anticipation of the spin-off of Aptevo Therapeutics Inc.

Audit-related fees. Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit, the review of our financial statements and acquisition-related services, which are not reported under “Audit Fees.”

Tax Fees. Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of tax returns and claims for refunds, accounted for $126,837 of the total tax fees billed in 2017 and $115,500 of the total tax fees billed in 2016. Tax advice and tax planning services relate to assistance with tax credit and deduction studies and calculations, tax advice related to acquisitions and dispositions, including spin-offs, and audit support.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our Independent Registered Public Accounting Firm. These policies generally provide that we will not engage our Independent Registered Public Accounting Firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our Independent Registered Public Accounting Firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Our Board has determined to provide our stockholders the opportunity to vote each year to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.

Our executive compensation programs are designed to attract, motivate, and retain executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive Compensation” section of this proxy statement beginning on page 27, including “Compensation Discussion and Analysis” beginning on page 28 describes in detail our executive compensation programs and the decisions made by the compensation committee and the Board with respect to 2017. Highlights of our executive compensation program include the following:

•	Pay should be linked to performance;
•	Compensation opportunities should be competitive with relevant peer companies;
•	The equity compensation program should align executive interests with those of stockholders; and
•	Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.

As we describe in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with those of our stockholders. Our Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Pursuant to Section 14A of the Exchange Act, our Board is asking stockholders to approve, on an advisory basis, the following resolution:

RESOLVED, that the compensation paid to Emergent BioSolutions Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related narrative discussions disclosed in this proxy statement, is hereby approved on an advisory basis.

As an advisory vote, this proposal is not binding. Although the vote is non-binding, our compensation committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our executive officers.

Vote Required and Board Recommendation

Approval of the advisory vote on executive compensation requires the affirmative vote of the majority of the votes cast on the matter at the annual meeting. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote on this proposal for your shares to be counted on this proposal. Abstentions and broker non-votes will have no effect on the outcome of the matter.

The board of directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

IDENTIFICATION OF EXECUTIVE OFFICERS

In March 2018, we made certain executive management changes, which we believe will continue to align our organizational structure to our long-term strategy and to the achievement of our near- and long-term growth objectives. Such changes include the promotion of Robert G. Kramer Sr. to the newly-created position of president and chief operating officer, and the appointment of Richard S. Lindahl as our new executive vice president, chief financial officer and treasurer. Set forth below is information regarding the positions, ages and business experience of each of our current executive officers.

Name	Age	Position
Fuad El-Hibri	60	Executive Chairman
Daniel J. Abdun-Nabi	63	Chief Executive Officer
Robert G. Kramer, Sr.	60	President and Chief Operating Officer
Richard S. Lindahl	54	Executive Vice President, Chief Financial Officer and Treasurer
Adam Havey	47	Executive Vice President, Business Operations
Atul Saran	44	Executive Vice President, Corporate Development, General Counsel and Corporate Secretary
Katherine Strei	56	Executive Vice President and Chief Human Resources Officer

Fuad El-Hibri    For more information about Mr. El-Hibri, please see his biography under the caption “Directors and Nominees.”

Daniel J. Abdun-Nabi.    For more information about Mr. Abdun-Nabi, please see his biography under the caption “Directors and Nominees.”

Robert G. Kramer, Sr.    Mr. Kramer was appointed as our president and chief operating officer in March 2018. Previously, he served as our executive vice president, administration, chief financial officer and treasurer from September 2012 until his promotion to president and chief operating officer. Mr. Kramer first joined us in 1999 as our chief financial officer. From 1999 until his prior retirement in 2010, he held various executive positions with the last being president of Emergent Biodefense Operations Lansing. Mr. Kramer returned to the company in 2011 as the interim head of the biosciences division, and then as interim executive vice president, corporate services division. Prior to joining us in 1999, Mr. Kramer held various financial management positions at Pharmacia Corporation, which subsequently merged with the Upjohn Company in 1995 and eventually became part of Pfizer Inc. Mr. Kramer holds an M.B.A. from Western Kentucky University and a B.S. in industrial management from Clemson University.

Richard S. Lindahl.    Richard S. Lindahl was appointed as our executive vice president, chief financial officer and treasurer in March 2018. Mr. Lindahl has more than two decades of financial leadership experience. Prior to joining us, Mr. Lindahl served as chief financial officer of CEB Inc., a best practice insight and technology company, from May 2009 until April 2017 and as its principal accounting officer until July 2015. At CEB, Mr. Lindahl was responsible for managing finance strategy and operations, tax and investor relations initiatives, overseeing the corporate real estate, facilities and procurement functions and serving as chair of its investments and acquisitions committee. From 2006 until 2008, Mr. Lindahl served as senior vice president and treasurer of Sprint Nextel Corporation and from 2005 to 2006, he served as vice president and treasurer of Sprint Nextel. From 1997 until 2005, Mr. Lindahl served in various positions at Nextel Communications, Inc., including as treasurer and in financial planning and analysis roles. Prior to joining Nextel, from 1995 until 1997, Mr. Lindahl held the position of vice president, finance at Pocket Communications, Inc. Before 1995, Mr. Lindahl held various positions at MCI Communications Corp., Deloitte & Touche LLP, and Casher Associates, Inc. Mr. Lindahl earned an M.B.A. from the Darden School at the University of Virginia and a B.A. in computer science from Dartmouth College.

Adam Havey.    Mr. Havey joined us in 2003 and has served as our executive vice president, business operations since April 2017. He previously served as executive vice president and president, biodefense division from March 2011 to March 2017. Prior to that, Mr. Havey held various roles, including president of Emergent Biodefense Operations Lansing LLC from January 2009 to February 2011, vice president of business operations from November 2007 to December 2008, and senior director of manufacturing development from June 2006 to November 2007. Prior to joining us, Mr. Havey served in product development for Eli Lilly. He received a B.S. degree in chemical engineering from Michigan State University.

Atul Saran.    Mr. Saran has served as executive vice president, corporate development and general counsel since May 2017 and was appointed corporate secretary in July 2017. Prior to joining Emergent, Mr. Saran served as senior vice president and general counsel at MacroGenics, Inc., from April 2014 to May 2017. Previously, Mr. Saran served in various leadership roles at AstraZeneca and MedImmune from 2003 through 2014, including vice president, corporate development and ventures at AstraZeneca and chairman of the MedImmune Ventures investment committee from May 2013 to January 2014; senior vice president, corporate development and ventures from January 2011 to May 2013; and positions of increasing responsibility in the MedImmune legal department from 2003 through 2010, culminating as vice president and deputy general counsel. Before his time at MedImmune, Mr. Saran was an associate attorney in the business and finance group at Hogan & Hartson LLP. Mr. Saran is a board member of LogicNets, Inc., a private company. He previously served on the boards of directors for VentiRx Pharmaceuticals, Inc., Xencor, Inc., Inotek Pharmaceuticals, Inc. and Arriva Pharmaceuticals, Inc. Mr. Saran holds a J.D. from the University of Illinois College of Law, an M.B.A from the MIT Sloan School of Management and a B.S. in Biological Sciences from Stanford University.

Katherine Strei.    Ms. Strei joined us in January 2016 and has served as executive vice president and chief human resources officer since April 2017. She previously served as senior vice president and chief human resources officer from January 2016 to March 2017. Prior to joining us, Ms. Strei was an independent consultant, specializing in leadership and organization development from February 2014 to January 2016. Ms. Strei has extensive experience in human resource leadership roles, having previously served as vice president of global leadership and organization development at MedImmune from June 2005 to January 2014, director of executive development at Fannie Mae from May 1999 to May 2005, and program director, director of training, as well as corporate manager for ManorCare Health Services from August 1992 to May 1999. Ms. Strei received a B.A. in Sociology from Lawrence University and an M.S. in Organization Development from American University/NTL Institute. Ms. Strei also holds a certificate for Leadership Coaching from Georgetown University.

EXECUTIVE COMPENSATION

Executive Compensation Processes

The compensation committee has implemented an annual review program for our executive officers under which it determines annual salary increases, annual cash bonus amounts and annual equity awards granted to our executive officers. Our chief executive officer and executive vice president of human resources prepare compensation recommendations regarding the compensation of each of our executive officers, other than the executive chairman of the board and the chief executive officer, and present these recommendations to the compensation committee for approval. The compensation committee evaluates the overall performance of the chief executive officer and the other executive officers other than the executive chairman based on achievement of corporate goals and objectives, achievement of individual goals, performance of job responsibilities and demonstration of behavioral competencies. The compensation committee then makes individual compensation decisions for the chief executive officer and the executive officers other than the executive chairman based on these evaluations and competitive market data. The compensation committee evaluates the overall performance of the executive chairman based on performance of job responsibilities and makes compensation decisions for the executive chairman based on this evaluation and competitive market data for comparable executive positions.

The Board has delegated to our chief executive officer and our executive chairman the authority to grant stock options and restricted stock units, or RSUs to employees under our Fourth Amended and Restated 2006 Stock Incentive Plan. However, neither our chief executive officer nor our executive chairman has authority to grant stock options or RSUs: (i) to himself; (ii) to any other director, executive officer, officer or other person whose compensation is determined by the compensation committee; or (iii) to any person whom the Board or the compensation committee may from time to time designate in writing. In addition, neither the chief executive officer nor the executive chairman has authority to grant, in the aggregate, stock options and RSUs with respect to more than 2,000,000 shares of common stock in any fiscal year or to grant to any person, in any one fiscal year, stock options and RSUs with respect to more than 1,000,000 shares of common stock, in each case as counted against the maximum aggregate number of shares of common stock available for issuance under the Fourth Amended and Restated 2006 Stock Incentive Plan.

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2017, the compensation committee retained Willis Towers Watson as an independent outside compensation consultant to advise the compensation committee on market compensation practices, the implementation of public company compensation programs and policies and to review recommendations from management on compensation matters. The compensation committee met with the compensation consultant six times in 2017 and two times in early 2018 at the time salary, annual bonus targets and equity award guidelines were being considered for our executive chairman, chief executive officer and other executive officers. Willis Towers Watson performed executive compensation services in support of the compensation committee and also collected competitive market data for specific positions and researched market practices on the compensation plan and design for the company, providing data and advice that the compensation committee considers in making its decisions. The compensation committee considered the factors specified by the SEC regarding the independence of compensation advisors and determined that Willis Towers Watson’s services for the compensation committee and the company during 2017 and 2018 have not raised a conflict of interest and that Willis Towers Watson is an independent compensation advisor to the committee and the company.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our executive compensation programs, policies and decisions and the most important factors relevant to an analysis of these programs, policies and decisions. It provides qualitative information regarding the manner and context in which compensation is earned by, and awarded to, our named executive officers and is intended to place in perspective the data presented in the compensation tables included in this proxy statement. For 2017, our named executive officers, whose compensation is set forth in the 2017 Summary Compensation Table and other compensation tables contained in this proxy statement, and their current positions with the company, are:

2017 Named Executive Officers

•	Fuad El-Hibri - Executive Chairman of the Board of Directors

•	Daniel J. Abdun-Nabi - Chief Executive Officer

•	Robert G. Kramer, Sr. - President and Chief Operating Officer

•	Adam Havey - Executive Vice President, Business Operations

•	Atul Saran - Executive Vice President, Corporate Development, General Counsel and Secretary

The compensation committee oversees our executive compensation programs. In this role, the compensation committee reviews and approves all compensation decisions relating to our named executive officers. The compensation committee has engaged Willis Towers Watson as its independent compensation consultant to provide competitive compensation data and assist with the implementation of various aspects of our base salary determinations, annual bonus plan, long-term incentive program and other executive compensation decisions from time to time. Willis Towers Watson provides data and advice that the compensation committee considers in making its decisions.

Executive Summary

Our Strategic Accomplishments

In 2017, we achieved the following:

•	Completed the acquisition of Raxibacumab;
•	Completed the acquisition of ACAM2000;
•	Achieved revenue of approximately $561 million (or 108% of goal), including international product sales revenue of $44.5 million or 8% of total revenue;
•	Achieved GAAP net income of approximately $83 million (132% of goal);
•	Secured German approval of Building 55 for large-scale manufacturing of BioThrax;
•	Awarded task order (up to $30.5 million) with Biomedical Advanced Research and Development Authority, or BARDA, to develop viral hemorrhagic fever therapeutics;
•	Secured $53 million BARDA contract to manufacture botulism antitoxin;
•	Secured exclusive worldwide rights to Valneva’s Zika vaccine technology;
•	Awarded a $23 million Department of Defense, or DoD, contract to develop novel multi-drug auto-injector;
•	Launched RSDL into consumer market on Amazon.com;
•	Awarded a $63 million BARDA contract to develop SIAN spray device for treatment of acute cyanide poisoning;
•	Secured a $171 million five-year contract to supply RSDL to U.S. military;

•	Closed on new $300 million senior secured credit facility;
•	Extinguished debt early: Approximately $239.4 million (95.8%) of 2.875% Convertible Senior Notes due 2021, or Convertible Senior Notes were exchanged for approximately 8.5 million shares of our common stock by their holders; and
•	Secured a $25 million contract with the Department of State to supply Trobigard auto-injectors.

Highlights of 2017 Compensation Program and Actions

•	The compensation committee, with input from its compensation consultant Willis Towers Watson, made determinations on the design of the company’s long-term incentive program to add performance-based stock unit awards or PSUs to the mix of the company’s long-term incentive program for its named executive officers (other than the executive chairman) beginning in 2017. PSUs are performance contingent awards, payable in shares of common stock, where executives may earn zero to maximum payouts depending on the company’s level of achievement of actual performance against pre-established performance measures, with payments in shares being 50% of target at threshold payout, 100% at target payout, and 150% at maximum payout. The long-term performance period of the PSUs (three years) is intended to align executives’ interests with the long-term interests of our stockholders. Although the use of performance-based long-term incentives is a minority practice among our peer companies, PSUs were granted to the company’s named executive officers, other than our executive chairman on February 28, 2017 and February 27, 2018, in order to better align the interests of our executives with those of our stockholders as well as achievement of long-term business objectives.
•	The company continued its peer group selection methodology that was adopted in July 2016, which includes a broad array of companies, along with the incorporation of an additional proprietary survey source, the Mercer SIRS Life Sciences Survey, in order to provide an additional perspective of the competitive marketplace.
•	The compensation committee extensively reviewed external executive compensation trends to ensure the company’s executive compensation practices continue to align with market best practices.

Our Approach

Our compensation committee abides by the following philosophy when evaluating executive compensation:

Compensation Philosophy

•	Support a pay-for-performance culture;

•	Focus on achieving well-articulated goals while demonstrating leadership values;

•	Make compensation market-competitive to attract and retain top talent;

•	Reward individual contributions; and

•	Employ disciplined use of equity.

We continue to be committed to the ongoing review and alignment of our programs to ensure pay-for-performance while targeting our overall compensation within a range of the competitive market median.

We also have the following policies, which are applicable to the named executive officers, in furtherance of good governance practices:

Governance Policies Applicable to Our Named Executive Officers

•	Anti-hedging policy;

•	Recoupment policy;

•	Policy against use of tax gross-ups; and

•	Policy of requiring double trigger for accelerated equity vesting in the event of a change in control.

Role of Executive Officers in Determining Executive Compensation

The compensation committee approves all compensation decisions relating to our named executive officers, including our executive chairman and our chief executive officer. As part of this process, our chief executive officer, together with our executive vice president of human resources, prepares compensation recommendations for each of our named executive officers, other than the executive chairman of the board and the chief executive officer, and presents these recommendations to the compensation committee for approval. Willis Towers Watson assists in this effort, periodically meeting with management to gain input on objectives with respect to executive compensation and assisting the compensation committee in its deliberations. Compensation recommendations for the executive chairman and chief executive officer are developed and approved by the compensation committee based on data and context provided by the executive vice president of human resources and Willis Towers Watson. No named executive officer is present when the committee makes decisions regarding their own compensation.

Executive Compensation Principles

Our executive compensation programs are based on four key principles:

Key Executive Compensation Principles

•	Pay should be linked to performance;

•	Compensation opportunities should be competitive with relevant peer companies;

•	The equity compensation program should align executive interests with those of stockholders; and

•	Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.

   Pay should be linked to performance.

We believe that a significant portion of each senior executive’s compensation should be variable. The performance of our senior executives has a significant impact on the overall performance of our company. To that end, a significant portion of the compensation opportunity provided to our senior executives is variable based on corporate and individual performance. We consider both annual cash bonuses and equity awards to be variable compensation.

   Compensation opportunities should be competitive with relevant peer companies.

The compensation committee reviews compensation levels and design at peer companies as part of its decision-making process so it can set total compensation levels that it believes are competitive and aligned with the company’s performance. The compensation committee generally sets target total direct compensation for our executives to be competitive with peer companies and other market data, taking into consideration the scope of job responsibilities, individual performance, internal pay equity and other relevant factors. The compensation committee’s executive compensation determinations are based on its review of such factors and is informed by the experiences of the members of the compensation committee, as well as peer group data and other input provided by Willis Towers Watson.

The market data considered by the committee as part of the annual pay-setting process reflects, where applicable, compensation levels and practices for executives in comparable positions at peer group companies and also includes broader compensation survey data. The compensation committee, with assistance from Willis Towers Watson, periodically reviews the composition of our peer group. As part of such reviews, the committee considers specific criteria and recommendations regarding companies to add or remove from the peer group, as well as resulting data and industry surveys to assist in its compensation decisions, as described below:

•	2017 Benchmarking and 2017 Proxy Peer Group. In July 2016, the compensation committee adopted an updated benchmark methodology for making compensation decisions beginning in 2017 for our named executive officers, other than the executive chairman, intended to enhance the compensation committee’s understanding of the competitive marketplace for executive talent. As it has in years past, the compensation committee continues to rely on a custom data sample from the Radford Global Life Sciences Survey comprised of publicly-traded companies that (1) are in the commercial biopharmaceutical, diagnostic and medical device industries and (2) are similar to us in number of employees and median revenue. This approach both serves as a long-standing historical data point and is commonly adopted within the life sciences industry. Thus, in reviewing the executive market compensation analysis in January 2017 for the then upcoming year, the compensation committee considered the 2017 Radford Global Life Sciences survey data. In addition to the Radford Global Life Sciences Survey, the company also considered the Mercer SIRS Life Sciences Survey in order to provide an additional perspective of the competitive marketplace, which uses regressed data (as available) to focus specifically on the company’s revenue size (collectively, the 2017 Radford Global Life Sciences Survey benchmarking data and 2017 Mercer SIRS Life Sciences Survey benchmarking data, or the 2017 Survey data). Consistent with the approach followed in 2016, the compensation committee also reviewed peer group data from the proxy statements of select pharmaceutical and/or biotech companies.

The compensation committee reviewed the proxy peer group constituents in 2017. To be considered for the 2017 proxy peer group, the reference company was required to meet several of the below screening criteria:

✔	Revenues between $250 million and $1.5 billion;
✔	Market capitalization between $700 million and $4.2 billion;
✔	Positive net income;
✔	Employee size between 600 and 3,600 full-time employees;
✔	A relevant therapeutic focus; and
✔	Research and development expense between 5% and 25% of revenue.

In addition, given the unique nature of our business, the selection of our peer group requires the compensation committee to use its judgment, in addition to the objective criteria contained in our peer group selection methodology.

For 2017, Willis Towers Watson utilized the most recent 2017 Survey data and proxy data, collecting from each source each of the 25th, 50th and 75th percentiles for the assessed pay elements as points of reference for the compensation committee. The compensation committee relied on these data sources to assist in setting base salaries, target bonus percentages, target total cash compensation, long-term incentive award guidelines and target total direct compensation.

Based on an assessment of the 2016 proxy peer group using the new 2017 methodology discussed above, the compensation committee determined that four peers no longer met our criteria and should be excluded (including Albany Molecular Research Inc. and Sagent Pharmaceuticals, Inc. (which were acquired and delisted in 2016), The Medicines Company and United Therapeutics Corporation). The 2017 proxy peer group includes the list of companies contained under the heading “Proxy Peer Groups — 2017 Proxy Peer Group.”

•	2018 Benchmarking and 2018 Proxy Peer Group. As a first step in the 2018 proxy peer group setting process, Willis Towers Watson was engaged to review the appropriateness of the previous proxy peer group and methodology adopted in 2017 to ensure continued relevance and comparability. The compensation committee reviewed the proxy peer group selection methodology adopted in 2017 and decided to continue utilizing the same methodology for 2018.

For 2018, consistent with 2017, in making compensation decisions for our named executive officers, other than the executive chairman, the compensation committee relied on a custom data sample from the Radford Global Life Sciences Survey comprised of publicly-traded companies that (1) are in the commercial biopharmaceutical, diagnostic and medical device industries and (2) are similar to us in number of employees and revenue. This approach both serves as a long-standing historical data point and is commonly adopted within the life sciences industry. Thus, in reviewing the executive market compensation analysis in January 2018 for the upcoming year, the compensation committee considered the 2018 Radford Global Life Sciences survey data. As in the prior year, in addition to the Radford Global Life Sciences Survey, the company also considered the Mercer SIRS Life Sciences Survey in order to provide an additional perspective of the competitive marketplace, which uses regressed data (as available) to focus specifically on the company’s revenue size (collectively, the 2018 Radford Global Life Sciences Survey benchmarking data and 2018 Mercer SIRS Life Sciences Survey benchmarking data, or the 2018 Survey data). Consistent with the approach followed in 2017, the compensation committee also reviewed peer group data from the proxy statements of select pharmaceutical and/or biotech companies.

To be considered for the 2018 proxy peer group, the reference company was required to meet several of the below screening criteria:

✔	Revenues between $250 million and $1.5 billion;
✔	Market capitalization between $700 million and $4.2 billion;
✔	Positive net income;
✔	Employee size between 600 and 3,600 full-time employees;
✔	A relevant therapeutic focus; and
✔	Research and development expense between 5% and 25% of revenue.

For 2018, Willis Towers Watson utilized the most recent survey data and proxy data, collecting from each survey source each of the 25th, 50th and 75th percentiles for the assessed pay elements as additional points of reference for the compensation committee. The compensation committee relied on these data sources to assist in setting base salaries, target bonus percentages, target total cash compensation, long-term incentive award guidelines and target total direct compensation.

In November 2017, based on an assessment of the 2017 proxy peer group companies using the methodology discussed above, the compensation committee determined that, with the exception of Cepheid Inc., which was acquired, all remaining members of the 2017 proxy peer group would remain in the 2018 proxy peer group. The 2018 proxy peer group includes the following list of companies, all of which satisfied at least three out of five of the established screening criteria.

Proxy Peer Groups

2017 Proxy Peer Group	2018 Proxy Peer Group
Acorda Therapeutics, Inc.	Acorda Therapeutics, Inc.
Akorn, Inc.	Akorn, Inc.
AMAG Pharmaceuticals, Inc.	AMAG Pharmaceuticals, Inc.
Amphastar Pharmaceuticals, Inc.	Amphastar Pharmaceuticals, Inc.
Bio-Techne Corporation	Bio-Techne Corporation
Cambrex Corporation	Cambrex Corporation
Cepheid Inc.	Depomed, Inc.
Depomed, Inc.	Genomic Health Inc.
Genomic Health Inc.	Impax Laboratories Inc.
Impax Laboratories Inc.	INSYS Therapeutics, Inc.
INSYS Therapeutics, Inc.	Lannett Company, Inc.
Lannett Company, Inc.	MiMedx Group, Inc.
MiMedx Group, Inc.	Myriad Genetics, Inc.
Myriad Genetics, Inc.	Pacira Pharmaceuticals, Inc.
Pacira Pharmaceuticals, Inc.	Repligen Corporation
Repligen Corporation	Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals, Inc.

•	Executive Chairman Compensation Decisions. In making its compensation decisions for the executive chairman, the compensation committee historically reviewed market data of a broad range of similarly-sized companies from various industries with an executive chairman role. However, that data demonstrated that companies often use very different approaches in determining compensation for the executive chairman position based on company-specific circumstances, which leads to divergent compensation practices across the reference group of companies. Moreover, executive chairman arrangements are often transitional in nature, so maintaining a consistent data set is challenging. Accordingly, in 2015, the compensation committee determined that it would consider internal parity within the executive team and competitive market data summaries for comparable roles when determining appropriate pay recommendations for the executive chairman, in addition to considering factors such as level of involvement, scope of responsibilities, founder status, equity held and tenure, which had been historically considered. The compensation committee has continued to follow the same procedure in setting compensation for our executive chairman, which it also followed in 2017 and 2018.

   The equity compensation program should align executive interests with those of stockholders.

We believe annual equity awards align the compensation opportunity for our executives with stockholder value creation and encourage participants to focus on long-term company performance.

Beginning in 2017, we added a performance-based equity award component to our equity compensation program, a practice we continued for 2018. The PSUs are intended to provide a performance-based element to the mix of annual equity grants. The PSUs granted in February 2017 will result in the issuance of a number of shares (and cash equal to the aggregate amount of all dividends payable on such shares by the company between the grant date and the date of issuance of such shares) based on the level of achievement with respect to net income as a percentage of total revenue for the 2019 fiscal year, each as determined in accordance with GAAP. Achievement of the threshold performance objective, target performance objective and maximum performance objective will result in a share (and corresponding cash relating to dividends paid by the company between the grant date and the date of issuance of shares) payout of 50%, 100% and 150% of the target number of shares, respectively. Performance below the 50% threshold will result in no payout. The PSUs approved by the compensation committee in February 2017 will vest based on the achievement of the performance goal for the 2019 fiscal year, as certified by the compensation committee following the January 1, 2017 to December 31, 2019 performance period.

The PSUs granted in February 2018 will result in the issuance of a number of shares (and cash equal to the aggregate amount of all dividends payable on such shares by the company between the grant date and the date of issuance of such shares) based on the level of achievement with respect to net income as a percentage of total revenue for the 2020 fiscal year, each as determined in accordance with GAAP. Achievement of the minimum performance objective, target performance objective and maximum performance objective will result in a share payout of 50%, 100% and 150% of the target number of shares, respectively. Performance below the established threshold will result in no payout. The PSUs approved by the compensation committee in February 2018 will vest based on the achievement of the performance goal for the 2020 fiscal year, as certified by the compensation committee following the January 1, 2018 to December 31, 2020 performance period.

We grant an annual mix of stock options, RSUs and PSUs to our named executive officers, other than the executive chairman, such that 50% of the value of the total long-term incentive award is delivered in the form of stock options, 25% of the value is delivered in the form of RSUs that vest based on the executive remaining in-service during the three-year vesting period, and 25% of the value is delivered in the form of PSUs that vest based on a combination of the achievement of net income as a percentage of total revenue at the end of a three-year performance period and the executive remaining in service with the company for a specified period. For annual grants to our executive chairman, 50% of the value is made in the form of stock options and 50% of the value is made in the form of RSUs that vest solely based on the passage of time.

   Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.

No named executive officer received any supplemental benefits or perquisites in 2017. We use supplemental benefits on a very limited case-by-case basis and only to the extent we consider necessary to attract or retain particular executives.

   Elements of Executive Compensation

Compensation for our executives generally consists of the following elements:

•	Base salary;
•	Annual cash bonuses;
•	Equity awards;
•	Traditional benefits generally available to all employees; and
•	Severance and change of control benefits.

Base Salary.  We generally provide base salaries to our named executive officers within a competitive range of the 50th percentile of the applicable survey and proxy data as described above, with the exception of our executive chairman, whose base salary is determined by the range of factors addressed in detail above. While we target the market median, we recognize that the percentile for any given executive may vary below or above market median based on a variety of factors, including the executive’s time in the role, scope of responsibilities, individual performance and potential future contributions to our company. In addition, we consider our overall financial performance in making decisions to adjust executive salaries. The compensation committee reviews base salaries at least annually and adjusts such salaries from time to time to realign them with market levels after taking into account individual responsibilities, performance and experience. The factors considered in making a specific adjustment to base salary may relate to a change in the emphasis placed on one or more of the factors that were used to set the initial base salary for a particular named executive officer, or reflect a new factor that arises in the course of our operations.

The compensation committee used the information described above in approving the following annual base salaries paid to our named executive officers for 2017 and 2018.

Name	2017 Base Salary	2018 Base Salary	Increase from 2017
Fuad El-Hibri(1)	$993,533	$1,023,339	$29,806
Daniel J. Abdun-Nabi(1)	$790,400	$814,112	$23,712
Robert G. Kramer, Sr.(2)	$503,131	$540,000	$36,869
Adam Havey(3)	$440,294	$470,018	$29,724
Atul Saran(1) (4)	$475,010	$489,278	$14,268
(1)	2018 Base salary reflects a 3% merit increase over 2017, which average is consistent with the increases applied for the company’s broad-based employee population.
(2)	Mr. Kramer’s 2018 Base salary reflects a 7.3% increase over 2017, which includes a 3% merit increase and 4.3% increase related to his elevated title and the increased level of responsibility assumed in connection with being promoted to president and chief operating officer.
(3)	Mr. Havey’s 2018 Base salary reflects a 6.75% merit increase over 2017 to competitively position him relative to market.
(4)	Mr. Saran was hired in May 2017. His 2017 Base Salary reflected above represents the full year salary that Mr. Saran would have received had he worked for the company for the entire year.

Annual Cash Bonuses.  The compensation committee has the authority under our Annual Bonus Plan for Executive Officers to award annual cash bonuses to our executives. Each executive, other than our executive chairman is eligible for an annual bonus, which is intended to motivate and compensate each executive for achieving financial and operational goals and individual performance objectives. The amount of annual bonuses that are payable under this plan are reviewed and approved by the compensation committee. Our Annual Bonus Plan utilizes a formulaic approach. Bonus amounts are determined as follows:

The philosophy of the compensation committee is to set bonus targets at approximately the 50th percentile as measured against the applicable survey data and proxy peer data. No participant may earn a bonus of more than 150% of target. The corporate factor may range from 0 to 1.5, based on our achievement of corporate goals determined by the compensation committee, and the individual factor may range from 0 to 1.5, based on an evaluation of each participant’s performance of day-to-day responsibilities, behavioral competencies, and achievement of individual goals determined by the compensation committee. The compensation committee may also award discretionary bonuses outside of the framework of the bonus plan. No such discretionary year-end bonuses were awarded to our named executive officers for the 2017 fiscal year performance period.

In January 2018, the compensation committee met to determine the corporate factor to be applied to bonuses paid for 2017 performance. As outlined in the table below, the company accomplished at or above target performance against each of the operational goals, which indicates that the company’s executive team performed very well during 2017. Accordingly, the compensation committee approved a corporate factor of 1.20. Individual goals for all named executive officers that participated in the annual bonus plan in 2017 were identical to the corporate goals in 2017, so the individual factor was 1.20. In reviewing our performance against goals set for 2017, the committee considered both financial and non-financial achievement of goals. In its deliberations, the committee considered the factors outlined in the table below and determined that we had achieved 120% of our overall targets.

The compensation committee reviewed our primary 2017 corporate goals and assessed the degree to which we achieved those goals, as follows:

2017 Corporate Goal	Rating	Details of Performance Against Corporate Goal
Achieve revenue of $517 million, with a target of 8% from ex-U.S.	Exceeds	• Achieved revenue of approximately $560 million (or 108% of goal) • Achieved international product sales revenue of $44.5 million or (8% of total revenue)
Achieve net income of $62 million	Exceeds	• Achieved GAAP net income of approximately $80 million (132% of goal) • Expected Adjusted Net Income of $90- $100 million
Advance portfolio by initiating three Phase 1/2 clinical studies and enabling 2018 start of one Phase 3 study	Substantially Met
•   NuThrax – Emergency Use Authorization
     application expected in 2018; Phase 3
     clinical trial expected in 2019
•   Discontinuation of UV-4B (dengue)
     development work
•   Flu hyperimmune – Phase 2 first subject
     first visit clinical trial commenced in early
     January 2018
•   4 Human Factor Studies
•   Zika Hyperimmune – Phase 1 2018
     (investigational new drug application in
     2017 with first subject first visit clinical
     trial in the first quarter of 2018)
•   Zika Vaccine – Phase 1 clinical trial
     anticipated the first quarter of 2018

Complete acquisition that will generate revenue within 12 months of closing	Exceeds
•   Completed the acquisition of Raxibacumab
•   Completed the acquisition of ACAM2000
•   Advances towards goal of achieving
     $1 billion in total revenue by 2020 and
     generating more than 10% of total revenue
     from international markets

Implement updated Innovation Framework and report on process improvements, cost savings and value creation	Met	• Implemented updated framework and report on process improvements, cost savings and value creation. • Annual report was in final stages for board presentation in January.
Complete implementation of Business Unit organization restructure	Met	• New organizational structure rolled out • New leadership teams established • Updated mission, vision and strategies developed and presented • Budgets created and integrated

Equity Awards.  Stock options, time-based RSUs and PSUs serve as the forms of long-term incentive compensation for our named executive officers, except for our executive chairman, who only receives stock options and time-based RSUs. PSUs were included beginning in 2017 to provide a long-term performance-based element to the mix of annual equity grants. All stock options, time-based RSUs and PSUs to named executive officers are approved by the compensation committee.

Equity awards to named executive officers in 2017 were determined using a combination of the 2017 Survey data and peer proxy data, as applicable. The survey and proxy data sets forth a dollar value for the amount of equity grants that we may make to named executive officers. Target equity award values are intended to align with the market 50th percentile, but actual grants may be positioned above or below based on individual performance.

The following calculations form the basis for the number of stock options, RSUs and PSUs granted to our named executive officers in 2017:

•	The number of options is equal to 50% of the total desired long-term incentive value divided by 50% of the closing price of our common stock on the NYSE one day prior to the date of grant, which we believe approximates the Black-Scholes valuation of a stock option.
•	The number of RSUs is equal to 25% (50% in the case of our executive chairman) of the desired long-term incentive value divided by the closing price of our common stock on the NYSE one day prior to the date of grant.
•	For named executive officers, other than our executive chairman, the target number of PSUs is equal to 25% of the desired long-term incentive value divided by the closing price of our common stock on the NYSE one day prior to the date of grant. The actual number of units awarded will depend on the level of performance achieved under the terms of the PSU agreement. See prior discussion of the PSUs under the section titled “The equity compensation program should align executive interests with those of stockholders.” Our executive chairman does not receive PSU grants.

We generally make an annual equity grant to all executives and eligible employees on the third full trading day following the release of our financial results for the prior fiscal year. We generally make an equity grant on the third full trading day following the release of our financial results for the most recently completed fiscal quarter to executives and eligible employees who have been hired or promoted since the occurrence of the last equity grant. If circumstances warrant, we also may make equity grants at various other points throughout the year. The compensation committee makes all awards to named executive officers, while our chief executive officer, chief financial officer, and executive chairman have been authorized to make awards to eligible employees other than executive officers.

The exercise price of all stock options we grant is equal to the fair market value of our common stock on the date of grant, which we consider to be the closing sales price of our common stock on the NYSE on the trading day immediately preceding the date of grant. Stock options and RSUs vest in three equal annual installments beginning one year from the date of grant and stock options have a seven-year term. The vesting feature of our stock option and RSUs awards is intended to aid in executive retention by providing an incentive to our executives to remain in our employ during the vesting period.

The compensation committee reviews all components of each executive’s compensation when determining equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. The compensation committee may consider the value of previously granted equity awards in making future grants, but a significant amount of value represented by previous awards or a significant level of stock ownership will not necessarily cause the committee to forego making, or reduce the amount of, any future award.

With stock options, executives are rewarded if our stock price increases above the exercise price of the stock option. We believe that stock option awards are an effective method of motivating executives to manage our company in a manner that is consistent with the long-term interests of our stockholders. We believe that RSUs are another effective tool for motivating, retaining and incentivizing executives, particularly when used in combination with stock option awards. The stock ownership opportunities afforded by RSUs align motivation of executives with the goals of stockholders even in situations where declines in our stock price diminish the retentive or incentivizing effects of stock options. In addition, we believe that stock options and RSUs are simple for participants to understand and have engaged in training to ensure that these forms of equity-based compensation are familiar to our executives. As outlined earlier, the compensation committee introduced PSUs to the overall LTI mix for named executive officers other than the executive chairman in 2017 in order to further align their interests with the long-term interests of our stockholders. The compensation committee has reviewed and will continue to monitor market trends with respect to equity incentives and may periodically evaluate the appropriateness of other forms of equity-based compensation.

Benefits.  We maintain broad-based benefits that are generally available to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We provide a matching contribution for each 401(k) plan participant of 50% of the participant’s elective deferrals for the year up to 6% of the participant’s eligible compensation, subject to IRS limitations. The matching contribution is fully and immediately vested.

Executive Severance Arrangements. Compensation for our named executive officers includes severance and change of control arrangements, which are reflected in our Second Amended and Restated Senior Management Severance Plan, or the Senior Management Severance Plan effective July 16, 2015. Our Senior Management Severance Plan provides for payments and benefits as a result of involuntary termination without cause or termination of employment in particular circumstances in connection with a change of control. The compensation committee periodically reviews benchmarking data to evaluate whether the benefits to be received by each executive continue to be competitive compared to our updated proxy peer group. The Senior Management Severance Plan is designed based on our understanding of market practice at comparable companies for similarly situated executives and in a manner that we believe is likely to attract and help retain high quality executive talent. The Senior Management Severance Plan is described in greater detail under “— Executive Compensation — Payments Upon Termination or Change of Control.”

In making its decision to adopt the Senior Management Severance Plan, the compensation committee considered the views of Willis Towers Watson that the program was generally consistent with market practice, as well as information on the potential costs associated with the program. The triggers for benefits are based on the compensation committee’s view of market practice and the compensation committee’s view that some level of income continuation should be provided in the event a named executive officer’s employment is terminated without cause or by the executive with good reason as those terms are defined in the Senior Management Severance Plan. In addition, the compensation committee believes that, based on its view of market practice, the vesting of outstanding equity awards should accelerate if the executive is terminated without cause or leaves for good reason following a change of control. The plan provides for “double-trigger” rather than “single-trigger” acceleration upon a change of control. The plan does not provide any payments or benefits in the case of termination by an executive without good reason or in the case of termination for cause under our Senior Management Severance Plan.

2017 Compensation Mix

The following pie charts set forth information regarding the actual mix of compensation for 2017 for our executive chairman, chief executive officer and our other named executive officers.

(1)	Based on cash bonuses actually paid for 2017 performance.
(2)	The target value delivered by long-term equity-based awards is calculated based on a modified Black-Scholes model as described further in the “Equity Awards” discussion.

   Elements of 2018 Executive Compensation Decisions.

The following sections set forth a detailed discussion of specific compensation committee decisions made in the first quarter of 2018 regarding the award of bonuses to our named executive officers for fiscal year 2017 performance, the award of equity grants in February 2018 and the establishment of base salaries and target bonuses for fiscal 2018.

Fuad El-Hibri.  Mr. El-Hibri serves as our executive chairman. In this role, Mr. El-Hibri is not eligible for an annual cash bonus. In February 2018, the compensation committee evaluated Mr. El-Hibri’s 2017 performance and referenced the 2018 executive chairman compensation primary factors for the purpose of determining his 2018 base salary and 2018 equity award, consisting of the following:

•	Board leadership and direction, including the annual board retreat, operations of the board and its committees, and the recruitment of a new director;
•	Maintenance of critical external relationships, including with government and business leaders;
•	Merger and acquisitions transaction guidance, including involvement in negotiations, due diligence planning, valuation analysis, structuring, deal completion and integration;
•	Strategic and financial planning guidance, including updates to the business foundation and strategic objectives; participation in the development of five-year plans; and
•	Support for the executive team including mentoring and advising senior executives on strategic, business development, management, culture, and succession planning matters.

Because many Executive Chairman arrangements are transitional in nature and maintaining a consistent data set can be difficult, in 2017, the Compensation Committee decided it would continue to focus on internal parity within the executive team when determining appropriate pay recommendations for Mr. El-Hibri. However, a summary of competitive market data for comparable roles was provided for the Compensation Committee’s reference as well.

Based on its evaluation of Mr. El-Hibri’s 2017 performance and reference to the executive chairman compensation factors, the compensation committee increased Mr. El-Hibri’s base salary from $993,533 to $1,023,339, a 3% increase, and approved an equity award of $1.92 million to Mr. El-Hibri, which was granted on February 27, 2018.

Daniel J. Abdun-Nabi.  Mr. Abdun-Nabi serves as chief executive officer. In March 2017, the compensation committee referenced a combination of the 2017 Survey data and peer proxy data in approving a target annual cash bonus percentage for Mr. Abdun-Nabi of 85% of base salary. In February 2018, the compensation committee evaluated Mr. Abdun-Nabi’s performance in his role as president and chief executive officer taking into account, among other factors, the following:

•	Progressed towards achievement of 2017 corporate goals;
•	Completed acquisition of Raxibacumab and ACAM2000, both of which are expected to enhance company’s revenue and net income profile;
•	Advanced product development and regulatory programs: secured German approval of Building 55 for large-scale manufacturing of BioThrax; obtained Fast Track designation for ZIKV-IG therapeutic; obtained AIG approval in Canada; submitted BioThrax Extraordinary Use New Drug, or EUND, application to Health Canada; secured exclusive worldwide rights to Valneva’s Zika vaccine technology; filed mutual recognition applications for BioThrax in five jurisdictions; launched RSDL into consumer market on Amazon.com;
•	Secured multiple key government contracts in the public health threats market: secured Department of State $25 million contract to supply Trobigard auto-injectors; awarded BARDA task order (up to $30.5 million) to develop viral hemorrhagic fever therapeutics; secured $53 million BARDA contract to manufacture botulism antitoxin; awarded $23 million DoD contract to develop novel multi-drug auto-injector; awarded $63 million BARDA contract to develop SIAN spray device for treatment of acute cyanide poisoning; secured $171 million five-year contract to supply RSDL to U.S. military;
•	Advanced the financial health and position of the company: closed on new $300 million senior secured credit facility; achieved conversion of approximately $239.4 million (95.8%) of Convertible Senior Notes into 8.5 million shares of our common stock;
•	Delays in implementing certain IT process improvements; and
•	Advanced company’s leadership capabilities and demonstrated core values: separate business units established, each with distinct business leadership teams; recruited top talent in key executive positions; managed succession planning and reorganization of key business functions; aligned senior leadership team around key competencies and metrics; enhanced focus on core values, with an emphasis on innovation, and expanded corporate social responsibility programs.

Based on its evaluation of corporate performance, as indicated by the corporate factor, the compensation committee determined to award Mr. Abdun-Nabi a cash bonus of $806,208 for his contributions to our performance in 2017, which was 120% of his 2017 annual incentive target opportunity.

Based on the performance evaluation and the market data from the 2018 Survey data and peer proxy data, in February 2018, the compensation committee increased Mr. Abdun-Nabi’s base salary from $790,400 to $814,112, which reflects a 3% merit increase, determined to maintain his target annual cash bonus percentage at 85% of base salary and approved an equity award of $2.66 million to Mr. Abdun-Nabi, which was granted on February 27, 2018. The slight increase in base salary coupled with the consistent target annual cash bonus percentage to base salary and equity award, result in Mr. Abdun-Nabi’s total direct compensation remaining within a competitive range around market median aligned with our stated compensation philosophy. The following table represents Mr. Abdun-Nabi’s total direct compensation for 2017 and 2018 as compared to the 2018 Survey and proxy data and the Market Median Range. Specific percentiles have been approximated on a straight-line basis between the 25th and 50th and 50th and 75th percentiles for illustrative purposes only.

Robert G. Kramer, Sr.  Mr. Kramer currently serves as our president and chief operating officer. In 2017, he served as our executive vice president, administration, chief financial officer and treasurer. In March 2017, the compensation committee referenced a combination of the 2017 Survey data and peer proxy data in approving a target annual cash bonus percentage for Mr. Kramer of 60% of base salary. In February 2018, the compensation committee evaluated Mr. Kramer’s performance, taking into account, among other factors, the following:

•	Progressed towards achievement of 2017 corporate goals;
•	Completed acquisition of Raxibacumab and ACAM2000, both of which are expected to enhance company’s revenue and net income profile;
•	Advanced product development and regulatory programs: secured German approval of Building 55 for large-scale manufacturing of BioThrax; obtained Fast Track designation for ZIKV-IG therapeutic; obtained AIG approval in Canada; submitted BioThrax EUND application to Health Canada; secured exclusive worldwide rights to Valneva’s Zika vaccine technology; filed mutual recognition applications for BioThrax in five jurisdictions; launched RSDL into consumer market on Amazon.com;
•	Secured multiple key government contracts that solidified position in the public health threats market: secured Department of State $25 million contract to supply Trobigard auto-injectors; awarded BARDA task order (up to $30.5 million) to develop viral hemorrhagic fever therapeutics; secured $53 million BARDA contract to manufacture botulism antitoxin; awarded $23 million DoD contract to develop novel multi-drug auto-injector; awarded $63 million BARDA contract to develop SIAN spray device for treatment of acute cyanide poisoning; secured $171 million five-year contract to supply RSDL to U.S. military;
•	Advanced the financial health and position of the company: closed on new $300 million senior secured credit facility; achieved conversion of approximately $239.4 million (95.8%) of Convertible Senior Notes into 8.5 million shares of our common stock;
•	Delays in implementing certain IT process improvements; and
•	Advanced company’s leadership capabilities and demonstrated core values: separate business units established, each with distinct business leadership teams; recruited top talent in key executive positions; managed succession planning and reorganization of key business functions; aligned senior leadership team around key competencies and metrics; enhanced focus on core values, with an emphasis on innovation, and expanded corporate social responsibility programs.

Based on its evaluation of corporate performance as indicated by the corporate factor, the compensation committee determined to award Mr. Kramer a cash bonus of $362,254 for his contributions to our performance in 2017 which was 120% of his 2017 annual incentive target opportunity.

Based on the performance evaluation and the market data from the 2018 Survey data and peer proxy data, in February 2018, the compensation committee increased Mr. Kramer’s base salary from $503,131 to $518,232, which reflects a 3% merit increase, determined to maintain his target annual cash bonus percentage at 60% of base salary and approved an equity award of $1.18 million to Mr. Kramer, which was granted on February 27, 2018. The slight increase in base salary coupled with the consistent target annual cash bonus percentage to base salary and equity award, resulted in Mr. Kramer’s total direct compensation remaining within a competitive range around market median aligned with our stated compensation philosophy. The following table represents Mr. Kramer’s total direct compensation for 2017 and 2018 as compared to the 2018 Survey and peer proxy data and the Market Median Range prior to his recent promotion in March 2018. Specific percentiles have been approximated on a straight-line basis between the 25th and 50th and 50th and 75th percentiles for illustrative purposes only.

In March 2018, following the establishment of Mr. Kramer’s initial 2018 compensation amounts, he was promoted to the newly-created position of president and chief operating officer. Accordingly, the appropriateness of Mr. Kramer’s annual base salary was reassessed by the compensation committee once again and further increased from $518,232 to $540,000. Mr. Kramer also became entitled to receive an additional grant of equity awards in 2018 valued at $125,000, consisting of 50% stock options, 25% time-restricted restricted stock units and 25% performance-based restricted stock units. The additional compensation was awarded based on his elevated title, increased level of responsibility with the company and an evaluation of competitive market data and internal peer group data. No changes were made to Mr. Kramer’s other compensation arrangements.

Adam Havey.  Mr. Havey serves as our executive vice president, business operations. In March 2017, the compensation committee referenced a combination of the 2017 Survey data and peer proxy data in approving a target annual cash bonus percentage for Mr. Havey of 50% of base salary. In February 2018, the compensation committee evaluated Mr. Havey’s performance, taking into account, among other factors, the following:

•	Progressed towards achievement of 2017 corporate goals;
•	Completed acquisition of Raxibacumab and ACAM2000, both of which are expected to enhance company’s revenue and net income profile;
•	Advanced product development and regulatory programs: secured German approval of Building 55 for large-scale manufacturing of BioThrax; obtained Fast Track designation for ZIKV-IG therapeutic; obtained AIG approval in Canada; submitted BioThrax EUND application to Health Canada; secured exclusive worldwide rights to Valneva’s Zika vaccine technology; filed mutual recognition applications for BioThrax in five jurisdictions; launched RSDL into consumer market on Amazon.com;
•	Secured multiple key government contracts that solidified position in the public health threats market: secured Department of State $25 million contract to supply Trobigard auto-injectors; awarded BARDA task order (up to $30.5 million) to develop viral hemorrhagic fever therapeutics; secured $53 million BARDA contract to manufacture botulism antitoxin; awarded $23 million DoD contract to develop novel multi-drug auto-injector; awarded $63 million BARDA contract to develop SIAN spray device for treatment of acute cyanide poisoning; secured $171 million five-year contract to supply RSDL to U.S. military;

•	Advanced the financial health and position of the company: closed on new $300 million senior secured credit facility; achieved conversion of approximately $239.4 million (95.8%) of Convertible Senior Notes into 8.5 million shares of our common stock;
•	Delays in implementing certain IT process improvements; and
•	Advanced company’s leadership capabilities and demonstrated core values: separate business units established, each with distinct business leadership teams; recruited top talent in key executive positions; managed succession planning and reorganization of key business functions; aligned senior leadership team around key competencies and metrics; enhanced focus on core values, with an emphasis on innovation, and expanded corporate social responsibility programs.

Based on its evaluation of corporate performance as indicated by the corporate factor, the compensation committee determined to award Mr. Havey a cash bonus of $264,177 for his contributions to our performance in 2017, which was 120% of his 2017 annual incentive target opportunity.

Based on the performance evaluation and the market data from the 2018 Survey data and peer proxy data, in February 2018, the compensation committee increased Mr. Havey’s 2018 base salary from $440,294 to $470,018, which reflects a 6.75% merit increase to competitively position his pay with market. The committee also determined to increase Mr. Havey’s target annual cash bonus percentage of from 50% to 55% of base salary and approved an equity award of $1.0 million, which was granted on February 27, 2018. The increase in base salary coupled with the consistent target annual cash bonus percentage to base salary and equity award, result in Mr. Havey’s total direct compensation remaining within a competitive range around market median aligned with our stated compensation philosophy. The following table represents Mr. Havey’s total direct compensation for 2017 and 2018 as compared to the 2018 Survey data and peer proxy data and the Market Median Range. Specific percentiles have been approximated on a straight-line basis between the 25th and 50th and 50th and 75th percentiles for illustrative purposes only.

Atul Saran.  Mr. Saran joined us in May 2017 and serves as our executive vice president, corporate development, general counsel and corporate secretary. Based on competitive market and internal peer group data, his initial annual base salary was set at $475,000. As an initial incentive to join the company, Mr. Saran received a $50,000 cash and a $100,000 RSU equity signing bonus. In addition, he received a new hire long-term incentive equity grant of $725,000 in the form of 50% stock options and 50% RSUs. In February 2018, the compensation committee evaluated Mr. Saran’s performance, taking into account, among other factors, the following:

•	Progressed towards achievement of 2017 corporate goals;
•	Completed acquisition of Raxibacumab and ACAM2000, both of which are expected to enhance company’s revenue and net income profile;
•	Advanced product development and regulatory programs: secured German approval of Building 55 for large-scale manufacturing of BioThrax; obtained Fast Track designation for ZIKV-IG therapeutic; obtained AIG approval in Canada; submitted BioThrax EUND application to Health Canada; secured exclusive worldwide rights to Valneva’s Zika vaccine technology; filed mutual recognition applications for BioThrax in five jurisdictions; launched RSDL into consumer market on Amazon.com;

•	Secured multiple key government contracts that solidified position in the public health threats market: secured Department of State $25 million contract to supply Trobigard auto-injectors; awarded BARDA task order (up to $30.5 million) to develop viral hemorrhagic fever therapeutics; secured $53 million BARDA contract to manufacture botulism antitoxin; awarded $23 million DoD contract to develop novel multi-drug auto-injector; awarded $63 million BARDA contract to develop SIAN spray device for treatment of acute cyanide poisoning; secured $171 million five-year contract to supply RSDL to U.S. military;
•	Advanced the financial health and position of the company: closed on new $300 million senior secured credit facility; achieved conversion of approximately $239.4 million (95.8%) of Convertible Senior Notes into 8.5 million shares of our common stock;
•	Delays in implementing certain IT process improvements; and
•	Advanced company’s leadership capabilities and demonstrated core values: separate business units established, each with distinct business leadership teams; recruited top talent in key executive positions; managed succession planning and reorganization of key business functions; aligned senior leadership team around key competencies and metrics; enhanced focus on core values, with an emphasis on innovation, and expanded corporate social responsibility programs.

Based on its evaluation of corporate performance as indicated by the corporate factor, the compensation committee determined to award Mr. Saran a cash bonus of $180,380 for his contributions to our performance in 2017, which was 120% of his 2017 annual incentive target opportunity, but prorated at 63.29% due to his mid-year hire date of May 15, 2017.

Based on the performance evaluation and the market data from the 2018 Survey data and peer proxy data, in February 2018, the compensation committee increased Mr. Saran’s 2018 base salary from $475,010 to $489,278, which reflects a 3% merit increase. The committee determined to maintain Mr. Saran’s target annual cash bonus percentage at 50% of base salary and approved an equity award of $1.06 million, which was granted on February 27, 2018. The increase in base salary coupled with the consistent target annual cash bonus percentage to base salary and equity award, result in Mr. Saran’s total direct compensation remaining within a competitive range around market median aligned with our stated compensation philosophy. The following table represents Mr. Saran’s total direct compensation for 2017 and 2018 as compared to the 2018 Survey and peer proxy data and the Market Median Range. Specific percentiles have been approximated on a straight-line basis between the 25th and 50th and 50th and 75th percentiles for illustrative purposes only.

*	Assumes Mr. Saran worked for the full 2017 calendar year.

   Compensation of Our New Executive Vice President, Chief Financial Officer and Treasurer

As previously noted, Richard S. Lindahl was appointed in March 2018 as executive vice president, chief financial officer and treasurer. Upon joining the company, his base salary was set at $500,000 and he will be entitled to receive a new-hire equity incentive award valued at $965,000, consisting of 50% stock options, 25% RSUs and 25% PSUs, as well as a sign-on equity award valued at $75,000, consisting entirely of RSUs. Mr. Lindahl’s stock options and RSUs will vest over a three-year period with one-third of the total grant to vest annually, subject to Mr. Lindahl’s continued service with the company. Mr. Lindahl’s PSUs will result in the issuance of a number of shares based on the company’s level of achievement with respect to net income as a percentage of total revenue for the 2020 fiscal year, as determined in accordance with GAAP. Achievement of the minimum performance objective, target performance objective and maximum performance objective will result in a share payout of 50%, 100% and 150% of the target number of shares, respectively. These PSUs will vest based on the achievement of the performance goal for the 2020 fiscal year, as certified by the compensation committee following the performance period. Mr. Lindahl’s target annual cash bonus percentage was set at 55% of his base salary, or $275,000. Mr. Lindahl is immediately eligible to participate in the company’s Senior Management Severance Plan. The percentage of base salary and bonus and the stated period for continued employee benefits to which Mr. Lindahl will be entitled under the Senior Management Severance Plan was set at 125% and 15 months in circumstances described in the Senior Management Severance Plan outside of a change of control and 200% and 24 months in circumstances described in the Senior Management Severance Plan in connection with a change of control. Mr. Lindahl will also be eligible to participate in employee benefit programs that are generally available to employees of the company. Mr. Lindahl’s compensation was set through mutual negotiations and an evaluation by the compensation committee of competitive market data and internal peer group data. Mr. Lindahl was not a named executive officer for 2017, as he joined the company in 2018.

   Consideration of Say-on-Pay Vote Results

Our board of directors and compensation committee recognize the importance of receiving regular input from our stockholders on important issues such as our executive compensation. Accordingly, for the past seven years, our company has provided stockholders with the opportunity to vote on the executive compensation of our named executive officers on an annual basis, a frequency which was approved by stockholders at our 2011 and 2017 annual meetings.

At our 2017 annual meeting, we conducted our annual non-binding stockholder advisory vote on executive compensation, or “say-on-pay.” Our stockholders approved our 2016 executive compensation, with more than 90% of voting stockholders casting their vote in favor of the say-on-pay resolution. Because most of the significant 2017 compensation decisions had already been made at the time of the vote, the committee primarily considered the results of the 2017 say-on-pay vote relating to 2016 executive compensation along with other factors when making executive compensation decisions for 2018. In making executive compensation decisions for 2018, the committee’s main considerations included our stockholders’ support for our executive compensation program and the committee’s satisfaction with the 2017 pay mix and levels. In light of the overwhelmingly positive outcome of the 2017 say-on-pay vote, the committee continued its use of performance-based equity for named executive officers in 2018 in order to continue to align the interests of our executives with the long-term interests of our stockholders. The committee intends to continue to consider our stockholders’ views when making executive compensation decisions in the future.

   Other Executive Compensation Practices

Stock Ownership Requirements and Hedging Policies. Because we believe it is important for executives to have an equity stake in our company to help align their interests with those of our stockholders, we have a formal stock ownership requirement for our directors and employee executive officers. Directors and employee executive officers must directly or indirectly hold stock or RSUs in our company with a value equal to the amounts set forth in the table below.

Position	Requirement
Non-employee Directors	Three times the base annual retainer
Chief Executive Officer	Three times base salary
Other Executive Officers	One time base salary

Our directors, chief executive officer and employee executive officers have five years to satisfy the ownership requirements, which are measured from the later of January 2012 (when the requirement was adopted) and the date of appointment for newly hired directors or executive officers. Until these ownership requirements are satisfied, our directors, chief executive officer and employee executive officers must retain 50% of after-tax shares after vesting of RSUs or exercise of stock options. This requirement became effective beginning in 2014. Our insider trading policy prohibits our directors and executive officers from entering into derivative transactions such as puts, calls, or short sales of our common stock, among many other actions. We provide training and distribute periodic reminders to our directors and executive officers regarding this policy.

Compensation Recovery Policy. In 2011, we adopted a compensation recovery policy pursuant to which certain incentive based compensation can be recouped from a current or former executive if the board of directors determines that:

•	Such compensation has been awarded or received by such executive based on financial results that were achieved or operating metrics that were satisfied, as a result of fraudulent or illegal conduct;
•	Certain restatements of our financial results are required due to material noncompliance with financial reporting requirements by such executive; or
•	Such executive engaged in intentional misconduct that contributed in any material respect to improper accounting or incorrect financial data resulting in a restatement of our financial results.

Tax and Accounting Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to a company’s chief executive officer and to each other officer (other than the chief executive officer and chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Pursuant to tax legislation signed into law on December 22, 2017, or the Tax Act, for taxable years beginning after December 31, 2017, the Section 162(m) deduction limitation is expanded so that it also applies to compensation in excess of $1 million paid to a public company’s chief financial officer. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, the Tax Act eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to each of the executives described above (other than certain grandfathered compensation that may be subject to the transition relief) will not be deductible by us.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments if such executive receives compensatory payments or benefits that are contingent on a change-in-control, and the aggregate amount of such payments and benefits equals or exceeds three times the executive’s base amount (which is generally such executive’s average compensation from us over the five years prior to the change-of-control). The portion of the payments and benefits in excess of one times base amount are treated as excess parachute payments and are subject to a 20% excise tax, in addition to any applicable federal income and employment taxes. Also, our compensation deduction in respect of the executive’s excess parachute payments is disallowed. If we were to undergo a change-of-control, certain amounts received by our executives (for example, certain severance payments and amounts attributable to the accelerated vesting of stock options, RSUs and PSUs) could be excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code. As discussed below under “Payments Upon Termination or Change of Control” we do not provide executive officers with tax gross up payments in the event that Sections 280G and 4999 apply to their compensatory payments.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, or the Exchange Act, except to the extent that Emergent BioSolutions Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the
Board of Directors of Emergent BioSolutions Inc.

Dr. Sue Bailey
Jerome M. Hauer, Ph.D.
General George A. Joulwan
Louis W. Sullivan, M.D., Chairperson

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during 2017, or formerly, an officer or employee of the company or any of our direct or indirect subsidiaries, and no member of the compensation committee had any relationship with us during 2017 requiring disclosure under Item 404 of Regulation S-K.

During 2017, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more executive officers who served as a member of our board of directors or compensation committee during 2017.

2017 SUMMARY COMPENSATION TABLE

The following table sets forth information for the fiscal years ended December 31, 2017, 2016 and 2015 regarding the compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers in the fiscal year ended December 31, 2017. We refer to these individuals throughout this proxy statement as our “named executive officers.”

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Fuad El-Hibri Executive Chairman of the Board of Directors	2017	$1,023,954	$899,971	$635,307	$—	$8,250	$2,567,482
	2016	$963,606	$899,979	$557,393	$—	$7,950	$2,428,928
	2015	$969,972	$1,050,351	$698,633	$—	$7,950	$2,726,906
Daniel J. Abdun-Nabi President and Chief Executive Officer(6)	2017	$819,029	$1,199,992	$847,072	$806,208	$8,983	$3,681,284
	2016	$776,629	$1,199,984	$743,183	$456,588	$8,683	$3,185,067
	2015	$790,092	$1,368,452	$910,221	$566,211	$7,950	$3,642,927
Robert G. Kramer, Sr.(7) Executive Vice President, Administration, Chief Financial Officer and Treasurer	2017	$510,107	$499,973	$331,054	$362,254	$8,983	$1,712,371
	2016	$501,655	$500,007	$259,555	$205,156	$8,683	$1,475,056
	2015	$525,873	$478,906	$273,986	$225,264	$7,950	$1,511,979
Adam Havey Executive Vice President, Business Operations	2017	$448,842	$262,499	$173,794	$264,177	$8,983	$1,158,295
	2016	$431,019	$262,487	$136,269	$149,611	$8,683	$988,069
	2015	$443,694	$270,077	$154,515	$197,126	$7,950	$1,073,362
Atul Saran(8) Executive Vice President, Corporate Development, General Counsel and Corporate Secretary	2017	$283,179	$462,457	$239,976	$180,380	$54,562	$1,220,554
(1)	Includes amounts deferred at the direction of the named executive officer to our 401(k) plan and amounts paid to such executive officer for accrued and unused paid time off. Reflects 26 pay periods in 2017 and 2016; and 27 pay periods in 2015.
(2)	The amounts included in the “Stock Awards” column reflect grant date fair value of restricted stock unit awards and performance stock unit awards granted to the named executive officers in the fiscal years indicated, calculated in accordance with SEC rules. For 2017, the compensation included in Stock Awards from performance stock unit awards for Mr. Abdun-Nabi, Mr. Kramer and Mr. Havey was $600,011, $250,002 and $131,250, respectively. The fair value of the performance stock unit awards is based on a 100% achievement factor. For a discussion of our valuation assumptions, see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. The grant date value of the performance stock units awards, assuming that the highest level of performance conditions will be achieved (150% of the grant amount) for Mr. Abdun-Nabi, Mr. Kramer and Mr. Havey, is $900,017, $375.003 and $196,874, respectively.
(3)	The amounts in the “Option Awards” column reflect grant date fair value of stock option awards granted to the named executive officers in the fiscal years indicated, calculated in accordance with SEC rules. For a discussion of our valuation assumptions, see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(4)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the amounts earned by the named executive officers under the company’s Annual Bonus Plan for Executive Officers. Please see the Annual Cash Bonus discussion in the “Compensation Discussion and Analysis” section of the proxy statement beginning on page 28. In certain prior years, these amounts were disclosed under the heading “Bonus” but have always represented non-equity incentive plan compensation under the Annual Bonus Plan for Executive Officers.
(5)	Includes $8,250 in 401(k) plan matching contributions for each of Mr. Abdun-Nabi, Mr. Kramer and Mr. Havey and $733 in life insurance premiums for each for 2017. For Mr. Saran, this amount includes a $50,000 signing bonus, $451 in life insurance premiums and $4,111 for 401(k) match.
(6)	Mr. Abdun-Nabi currently serves as our chief executive officer and served as our president until March 2018.
(7)	Mr. Kramer held the positions of executive vice president, administration, chief financial officer and treasurer until being promoted to president and chief operating officer in March 2018.
(8)	Mr. Saran was hired in May 2017. Accordingly, his 2017 base salary represents partial year compensation.

Employment Agreements/Separation Arrangements

None of our named executive officers has an employment agreement with us.

Each of our named executive officers is eligible for severance benefits pursuant to the Senior Management Severance Plan, as summarized under “— Payments Upon Termination or Change of Control.”

On an annual basis, the compensation committee determines salary increases, cash bonus amounts and equity awards for our named executive officers. In addition, the compensation committee determines target annual cash bonuses as a percentage of each named executive officer’s annual base salary. We do not have any formal or informal policy for the amount of executive salary and bonus in proportion to total compensation.

PAY RATIO DISCLOSURE

In August 2015, the SEC adopted a rule requiring disclosure of the ratio of the chief executive officer’s annual total compensation to the total annual compensation of the median employee.

In determining the median employee, a list of all full-time and part-time employees, exclusive of our Chief Executive Officer, Mr. Abdun-Nabi, was prepared based on active employees included in the Company’s payroll system as of December 31, 2017. Salaries and wages were annualized for those employees who were not employed for the full year of 2017. Salaries and wages were ranked from lowest to highest, and the compensation (base pay, plus bonus) of the median employee was selected from the list. The total annual compensation of the median employee was then calculated in the same manner as the total compensation disclosed for Mr. Abdun-Nabi in the Summary Compensation Table shown on the previous page.

The ratio of compensation of our Chief Executive Officer to the median employee’s compensation is as follows:

Annual total compensation of Daniel J. Abdun-Nabi, Chief Executive Officer	$3,681,284
Annual total compensation of the median employee(1)	$90,361
Ratio of Chief Executive Officer to median employee compensation	41:1
(1)	Annual total compensation of the median employee consisted of base pay, bonus (paid in 2018, but earned in 2017) and 401(k) match (where applicable).

2017 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding each grant of an award made to each named executive officer during the fiscal year ended December 31, 2017, under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

		Estimated Future Payouts Under Equity Incentive Plan
Name	Grant Date	Threshold	Target	Maximum	Number of Shares of Stock or Units(1)	Number of Securities Underlying Options(2)	Exercise Price of Option Awards ($/sh)(3)	Closing Price of Option Awards on date of Grant ($/sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)
Fuad El-Hibri	2/28/2017	—	—	—	29,382	—	$—	$—	$899,971
	2/28/2017	—	—	—	—	58,747	$30.63	$31.38	$635,307
Daniel J. Abdun-Nabi	2/28/2017	9,794	19,589	29,383	—	—	$—	$—	$600,011
	2/28/2017	—	—	—	19,588	—	$—	$—	$599,980
	2/28/2017	—	—	—	—	78,329	$30.63	$31.38	$847,072
Robert G. Kramer, Sr.	2/28/2017	4,081	8,162	12,243	—	—	$—	$—	$250,002
	2/28/2017	—	—	—	8,161	—	$—	$—	$249,971
	2/28/2017	—	—	—	—	32,638	$30.63	$31.38	$331,054
Adam Havey	2/28/2017	2,142	4,285	6,427	—	—	$—	$—	$131,250
	2/28/2017	—	—	—	4,285	—	$—	$—	$131,250
	2/28/2017	—	—	—	—	17,134	$30.63	$31.38	$173,794
Atul Saran	2/28/2017	—	—	—	12,814	—	$—	$—	$462,457
	2/28/2017	—	—	—	—	20,083	$36.09	$35.16	$239,976
(1)	Represents shares of common stock underlying a restricted stock unit award.
(2)	Represents shares of common stock issuable upon exercise of stock options.
(3)	Represents the closing sales price of our common stock on the NYSE on the trading day immediately preceding the date of grant.
(4)	Represents the closing sales price of our common stock on the NYSE on the date of grant.
(5)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” column reflect the grant date fair value of each equity award calculated in accordance with SEC rules. For a discussion of our valuation assumptions, see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

In 2017, all equity awards granted to our named executive officers were granted under our Fourth Amended and Restated 2006 Stock Incentive Plan, as amended, and each option and RSU grant vests in three equal installments on the day prior to the first, second and third annual anniversaries of the grant date and has a term of seven years. All stock options have an exercise price equal to the closing sale price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant. Under our agreements with Mr. Abdun-Nabi, Mr. Kramer and Mr. Havey, the performance stock units granted in 2017 will vest upon achievement of performance which is based on net income as a percentage of revenue for the fiscal year ended December 31, 2019. Under the terms of the agreements governing the restricted stock unit awards granted to our named executive officers in 2017, each named executive officer is entitled to receive, at the time of the issuance of any shares upon vesting of the applicable restricted stock unit award, an amount of cash equal to the aggregate amount of all dividends paid by us between the date of grant and the issuance of such shares, if any.

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding unexercised stock options and unvested restricted stock unit awards outstanding as of December 31, 2017, for each of the named executive officers.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Equity Awards
Name	Exercisable	Unexercisable		Option Award Exercise Price	Option Award Expiration Date	Unvested Restricted Stock Unit Awards		Market Value Unvested Restricted Stock Unit Awards		Unvested Performance Stock Unit Awards		Market Value Unvested Performance Stock Unit Awards
Fuad El-Hibri	35,173	—		$14.44	3/12/2019	—		$—		—		$—
	45,832	—		$13.38	3/11/2020	—		$—		—		$—
	123,318	—		$25.62	3/10/2021	—		$—		—		$—
	52,927	26,464	(1)	$26.45	3/9/2022	—		$—		—		$—
	19,440	38,878	(2)	$30.86	2/28/2023	—		$—		—		$—
	—	58,747	(3)	$30.63	2/27/2024	—		$—		—		$—
	—	—		$—		13,237	(5)	$615,123	(9)	—		$—
	—	—		$—	—	19,445	(6)	$903,609	(9)	—		$—
	—	—		$—	—	29,382	(7)	$1,365,382	(9)	—		$—
Daniel J. Abdun-Nabi	21,906	—		$14.44	3/12/2019	—		$—		—		$—
	89,539	—		$13.38	3/11/2020	—		$—		—		$—
	135,063	—		$25.62	3/10/2021	—		$—		—		$—
	68,957	34,478	(1)	$26.45	3/9/2022	—		$—		—		$—
	25,919	51,837	(2)	$30.86	2/28/2023	—		$—		—		$—
	—	78,329	(3)	$30.63	2/27/2024	—		$—		—		$—
	—	—		$—	—	17,245	(5)	$801,375	(9)	—		$—
	—	—		$—	—	25,927	(6)	$1,204,828	(9)	—		$—
	—	—		$—	—	19,588	(7)	$910,254	(9)	19,589	(10)	$910,301	(11)
Robert G. Kramer, Sr.	19,026	—		$25.62	3/10/2021	—		$—		—		$—
	12,066	12,066	(1)	$26.45	3/9/2022	—		$—		—		$—
	10,799	21,598	(2)	$30.86	2/28/2023	—		$—		—		$—
	—	32,638	(3)	$30.63	2/27/2024	—		$—		—		$—
	—	—		$—	—	6,035	(5)	$280,446	(9)	—		$—
	—	—		$—	—	10,803	(6)	$502,015	(9)	—		$—
	—	—		$—	—	8,161	(7)	$379,242	(9)	8,162	(10)	$379,288	(11)
Adam Havey	6,573	—		$22.03	3/14/2018	—		$—		—		$—
	30,828	—		$25.62	3/10/2021	—		$—		—		$—
	13,609	6,805	(1)	$26.45	3/9/2022	—		$—		—		$—
	5,670	11,339	(2)	$30.86	2/28/2023	—		$—		—		$—
	—	17,134	(3)	$30.63	2/27/2024	—		$—		—		$—
	—	—		$—	—	3,404	(5)	$158,184	(9)	—		$—
	—	—		$—	—	5,671	(6)	$263,531	(9)	—		$—
	—	—		$—	—	4,285	(7)	$199,124	(9)	4,285	(10)	$199,124	(11)
Atul Saran	—	20,083	(4)	$36.09	8/7/2024	—		$—		—		$—
	—	—		$—	—	12,814	(8)	$595,467	(9)	—		$—
(1)	The unexercisable portion of this stock option award vested on March 9, 2018.
(2)	Approximately one half of this stock option award vested on February 28, 2018 and the remaining unvested portion of this stock option award will vest on February 28, 2019.
(3)	Approximately one third of this stock option award vested on February 27, 2018 and approximately one third of this stock option award will vest on each of February 27, 2019 and 2020.
(4)	Approximately one third of this stock option award will vest on each of August 7, 2018, 2019 and 2020.
(5)	The unvested portion of this restricted stock unit award vested on March 9, 2018.

(6)	Approximately one half of this restricted stock unit award vested on February 28, 2018 and the remaining unvested portion of this restricted stock unit award will vest on February 28, 2019.
(7)	Approximately one third of this restricted stock unit award vested on February 27, 2018 and approximately one third of this restricted stock unit award will vest on each of February 27, 2019 and 2020.
(8)	Approximately one third of this restricted stock unit award will vest on each of August 7, 2018, 2019 and 2020.
(9)	Represents the closing price of our common stock on December 31, 2017 multiplied by the number of shares underlying the unvested portion of the restricted stock unit award as of December 31, 2017.
(10)	The unvested portion of this performance stock unit award will vest upon satisfaction of the underlying performance criteria of net income as a percentage of revenue equal to 10%.
(11)	Represents the closing price of our common stock on December 31, 2017 multiplied by the number of shares underlying the unvested performance stock unit award as of December 31, 2017.

2017 OPTION EXERCISES AND STOCK AWARDS VESTED

The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock unit awards during the fiscal year ended December 31, 2017, for each of the named executive officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vest	Value Realized on Vest(2)
Fuad El-Hibri	87,983	$1,713,774	43,512	$1,354,256
Daniel J. Abdun-Nabi	123,176	$2,634,039	52,719	$1,641,203
Robert G. Kramer, Sr.	—	$—	20,951	$652,311
Adam Havey	15,770	$264,542	11,378	$354,223
Atul Saran	—	$—	—	$—

(1)	The amounts in the “Value Realized on Exercise” column are calculated based on the difference between the closing market price per share of our common stock on the date of exercise and the exercise price per share of the applicable stock option.
(2)	The amounts in the “Value Realized on Vest” column are calculated based on the closing market price per share of our common stock on the date of vest.

PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Senior Management Severance Plan

Our compensation committee adopted the Senior Management Severance Plan for the benefit of employees with the title of executive chair, chief executive officer, president, executive vice president, senior vice president or vice president who have been designated to participate in the Senior Management Severance Plan by our Board or, with the authorization of our Board, by our chief executive officer. Our chief executive officer is authorized to designate the greater of 7% of the total number of our employees or 35 employees to be participants in the Senior Management Severance Plan at any particular time, on the basis of name, title, function or compensation level. Our chief executive officer will at all times be a participant under the Senior Management Severance Plan and shall have no less favorable rights under the Senior Management Severance Plan than any other participant. Each of the named executive officers is currently a participant in the Senior Management Severance Plan.

The Senior Management Severance Plan continues in effect through December 31, 2020. Commencing on December 31, 2020, and on December 31 of each year thereafter, the Senior Management Severance Plan will be automatically extended for additional one-year periods unless we provide 90 days’ prior written notice to the participating employees that the term will not be extended.

For-cause terminations. If we terminate a participant’s employment with cause, as defined in the Senior Management Severance Plan, then the participant will not be entitled to receive any compensation, benefits or rights under the Senior Management Severance Plan, and any stock options or other equity participation benefits vested on or prior to the date of the termination, but not yet exercised, will immediately terminate.

Without-cause terminations. If we terminate a participant’s employment without cause, as defined in the Senior Management Severance Plan, the participant will be entitled to:

•	Any unpaid base salary and accrued paid time-off through the date of termination;
•	A pro-rata portion of the participant’s target annual bonus in respect of the year of termination;
•	Any bonus earned but unpaid as of the date of termination for any previously completed year;
•	Reimbursement for any unreimbursed expenses incurred by the participant prior to the date of termination;
•	An amount equal to a specified percentage of the participant’s annual base salary and target bonus, as indicated in the table below;
•	Employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination under our relevant plans, policies and programs; and
•	Continued eligibility for the participant and his or her eligible dependents to receive employee benefits (such as medical, dental, life insurance (not to exceed one year), and pension benefits), for a stated period following the participant’s date of termination as indicated in the table below, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer.

The following table sets forth the percentage of base salary and the stated period for continued employee benefits to which each of our named executive officers is entitled if we terminate the executive officer’s employment without cause.

Benefits for a Termination Without Cause
Name	Percentage of Annual Base Salary and Bonus	Stated Period for Continued Employee Benefits
Fuad El-Hibri	200%	none
Daniel J. Abdun-Nabi	150%	18 months
Robert G. Kramer, Sr.	125%	15 months
Adam Havey	125%	15 months
Atul Saran	125%	15 months

The following table sets forth the amount of potential payments and value of benefits that each named executive officer would have received if we had terminated the executive officer’s employment without cause on December 31, 2017.

	Termination without Cause
Name	Cash Payments(1)	Value of Benefits(2)	Value of Equity Awards
Fuad El-Hibri	$1,987,066	$—	$—
Daniel J. Abdun-Nabi	$2,134,080	$49,199	$—
Robert G. Kramer, Sr.	$943,371	$40,999	$—
Adam Havey	$825,552	$40,999	$—
Atul Saran	$890,644	$40,999	$—
(1)	The amounts in this column represent the aggregate amount equal to the applicable specified percentage of the named executive officer’s annual base salary and target bonus in effect on December 31, 2017, plus 100% (the applicable pro-rata portion) of the named executive officer’s target annual bonus for 2017.
(2)	The amounts in this column reflect the estimated value of future premiums under our health and welfare benefit plans and life insurance program.

Change-of-control terminations. If we terminate a participant’s employment (i) without cause or a participant resigns for good reason, each as defined in the Senior Management Severance Plan, in each case within 18 months following a change of control, as defined in the Senior Management Severance Plan, or (ii) prior to a change of control at the request of a party involved in the change of control, or otherwise in connection with or in anticipation of a change of control, then the participant will be entitled to:

•	A cash lump sum equal to the sum of:
—	Any unpaid base salary and accrued paid time-off through the date of termination,
—	A pro-rata portion of the participant’s target annual bonus in respect of the year of termination,
—	Any bonus earned but unpaid as of the date of termination for any previously completed year,
—	Any unreimbursed expenses incurred by the participant prior to the date of termination, and
—	An amount equal to a specified percentage of the sum of the participant’s base salary and the participant’s target bonus, as indicated in the table below;
•	Employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination of employment under our relevant plans, policies and programs;
•	Any unvested stock options, stock appreciation rights, shares of restricted stock, restricted stock units and other stock-unit awards held by the participant that are outstanding on the date of termination will become fully vested as of that date. In addition, the period during which any stock options held by the participant that are outstanding on that date may be exercised shall be extended to a date that is the later of the 15th day of the third month following the termination date, or December 31 of the calendar year in which the stock option would otherwise have expired if the exercise period had not been extended, but not beyond the final date the stock option could have been exercised if the participant’s employment had not terminated, in each case based on the term of the option at the original grant date;
•	Continued eligibility for the participant and his or her eligible dependents to receive employee benefits (such as medical, dental, life insurance (not to exceed one year), and pension benefits), for a stated period following the participant’s date of termination as indicated in the table below, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer;
•	The retention for the maximum period permitted by applicable law of all rights the participant has to indemnification from us immediately prior to the change of control and the continuation throughout the period of any applicable statute of limitations of any director’s and officer’s liability insurance covering the participant immediately prior to the change of control; and
•	The advancement to the participant of all costs and expenses, including attorney’s fees and disbursements, incurred by the participant in connection with any legal proceedings that relate to the termination of employment or the interpretation or enforcement of any provision of the Senior Management Severance Plan, for which the participant will have no obligation to reimburse us if the participant prevails in the proceeding with respect to at least one material issue or the proceeding is settled.

The following table sets forth the percentage of base salary and bonus and the stated period for continued employee benefits to which each of our named executive officers is entitled under the circumstances described above in connection with a change of control.

Benefits for a Termination In Connection with a Change in Control

Name	Percentage of Annual Base Salary and Bonus	Stated Period for Continued Employee Benefits
Fuad El-Hibri	200%	none
Daniel J. Abdun-Nabi	250%	30 months
Robert G. Kramer, Sr.	200%	24 months
Adam Havey	200%	24 months
Atul Saran	200%	24 months

The following table sets forth the amount of potential payments and value of benefits that each named executive officer would have received if we had terminated the executive officer’s employment prior to or in connection with a change of control on December 31, 2017.

	Termination Prior to or in Connection with a Change of Control
Name	Cash Payments(1)	Value of Benefits(2)	Value of Equity Awards(3)
Fuad El-Hibri	$1,987,066	$—	$4,951,361
Daniel J. Abdun-Nabi	$3,556,800	$81,998	$6,566,915
Robert G. Kramer, Sr.	$1,509,394	$65,598	$2,636,684
Adam Havey	$1,320,883	$65,598	$1,404,604
Atul Saran	$1,425,030	$65,598	$803,928
(1)	The amounts in this column represent the aggregate amount equal to the applicable specified percentage of the named executive officer’s annual base salary and target bonus in effect on December 31, 2017, plus 100% (the applicable pro-rata portion) of the named executive officer’s target annual bonus for 2017.
(2)	The amounts in this column reflect the estimated value of future premiums under our health and welfare benefit plans and life insurance program.
(3)	The amounts in this column reflect the value of accelerated vesting of stock options and restricted stock units. The value of accelerated vesting of stock options was calculated by multiplying the number of shares subject to accelerated vesting under outstanding stock options by the difference between $46.47, which was the closing market price per share of our common stock on December 29, 2017, and the per share exercise price of the applicable accelerated stock option. The value of accelerated vesting of restricted stock units was calculated by multiplying the number of shares subject to accelerated vesting under restricted stock unit grants by $46.47, which was the closing market price per share of our common stock on December 31, 2017. The value of accelerated vesting of performance stock units was calculated by multiplying the number of shares subject to accelerated vesting under performance stock unit grants by $46.47, which was the closing market price per share of our common stock on December 31, 2017, with an associated performance factor of 100%.

General provisions. All payments under the Senior Management Severance Plan will be reduced by any applicable taxes required by applicable law to be paid or withheld by us. If at the time a participant’s employment is terminated, the participant is a specified employee within the meaning of Section 409A of the Internal Revenue Code, or Section 409A, then any payments to the participant that constitute non-qualified deferred compensation within the meaning of Section 409A will be delayed by a period of six months. All such payments that would have been made to the participant during the six-month period will be made in a lump sum on the date that is six months and one day following the date of termination, and all remaining payments will commence in the seventh month following the date of termination. Our Board or any committee thereof designated by our Board is authorized to administer the Senior Management Severance Plan and has authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Senior Management Severance Plan as it deems advisable.

As a condition to payment of any amounts under the Senior Management Severance Plan in connection with a termination without cause, the participant is required:

•	For the same stated period during which we have agreed to provide continued employee benefits to the terminated employee (not to exceed one year), not to:
—	Induce, counsel, advise, solicit or encourage our employees to leave our employ or to accept employment with any other person or entity,
—	Induce, counsel, advise, solicit or encourage any person who we employed within six months prior to that time to accept employment with any person or entity besides us or hire or engage that person as an independent contractor,
—	Solicit, interfere with or endeavor to cause any of our customers, clients or business partners to cease or reduce its relationship with us or induce any such customer, client or business partner to breach any agreement that such customer, client or business partner may have with us, and
—	Engage in or have a financial interest in any business competing with us within any state, region or locality in which we are then doing business or marketing products;
•	Upon reasonable notice and at our expense, to cooperate fully with any reasonable request that may be made by us in connection with any investigation, litigation or other similar activity to which we are or may be a party or may otherwise be involved and for which the participant may have relevant information; and
•	To sign and deliver a suitable waiver and release under which the participant will release and discharge us from and on account of any and all claims that relate to or arise out of our employment relationship.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2017, regarding securities authorized for issuance under our equity compensation plans, consisting of our Fourth Amended and Restated 2006 Stock Incentive Plan and our 2012 Employee Stock Purchase Plan. Both of our equity compensation plans were adopted with the approval of our stockholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))c(1)(2)
Stock options	2,121,405		$25.48	5,695,510
Restricted stock units	851,720	$	N/A	—
Performance based restricted stock units	32,036	$	N/A	—
Equity compensation plans not approved by stockholders	—		$—	—
Total	3,005,161			5,695,510
(1)	Includes 4,919,295 and 776,215, respectively, of equity available for issuance under our Fourth Amended and Restated 2006 Stock Incentive Plan and our Employee Stock Purchase Plan. In addition to being available for future issuance upon exercise of stock options and vesting of restricted stock unit awards that have been or may be granted after December 31, 2017, our Fourth Amended and Restated 2006 Stock Incentive Plan provides for the issuance of stock appreciation rights, restricted stock awards, performance stock unit awards and other stock-based awards.

TRANSACTIONS WITH RELATED PERSONS

Agreements with Intergen N.V.

On November 5, 2008, we entered into an amended and restated marketing agreement with Intergen N.V. that amended and restated a prior amended and restated marketing agreement between the parties. Yasmine Gibellini, the chairperson and a major stockholder of Intergen, is the sister of Fuad El-Hibri, the executive chairman of our Board. Under the marketing agreement, we appointed Intergen as our marketing representative for the sale and promotion of BioThrax® (Anthrax Vaccine Adsorbed), PreviThrax™ (Recombinant Protective Antigen Anthrax Vaccine, Purified), Anthrivig™ (Fully Human Anthrax Immunoglobulin), recombinant botulinum vaccine and botulinum immune globulin in Saudi Arabia, Qatar and the United Arab Emirates, unless the export of such products to any of these countries is prohibited by the U.S. government. The appointment is non-exclusive. We have agreed to pay Intergen a fee equal to 17.5% of net sales of the marketed products pursuant to customer contracts in Saudi Arabia, and 15% in Qatar and the United Arab Emirates. Under the marketing agreement, we have agreed to reimburse Intergen for out-of-pocket expenses attributable to a particular purchase contract up to a specified percentage of net sales under that contract. The marketing agreement provides for automatic one-year successive renewals of the agreement, unless terminated by either party on 90 days’ notice. We have not paid Intergen any fees to date under this agreement.

Registration Rights

In September 2006, we granted registration rights with respect to shares of our common stock to certain of our principal stockholders. The following table sets forth the number of shares of our common stock subject to these registration rights that are held by our 5% stockholders and their affiliates as of March 29, 2018.

Name	Number of Shares of Common Stock
Intervac, L.L.C.	4,344,250
BioVac, L.L.C.	1,524,155

Demand registration rights. Subject to specified limitations, holders of these registration rights may require that we register all or part of our common stock subject to the registration rights for sale under the Securities Act of 1933. These holders may demand registration of our common stock so long as the aggregate offering price to the public of the shares requested to be registered is at least $25,000,000. We are required to effect only one demand registration, subject to specified exceptions.

Incidental registration rights. If we propose to register any of our common stock under the Securities Act of 1933, subject to specified exceptions, either for our own account or for the account of other security holders, holders of registration rights are entitled to notice of the registration and to include shares of common stock that are subject to the registration rights in the registered offering. In May 2015, we filed an automatic shelf registration statement, which immediately became effective under SEC rules. For so long as we continue to satisfy the requirements to be deemed a “well-known seasoned issuer” under SEC rules, this shelf registration statement, effective until May 2018, would provide for a secondary offering of these shares from time to time.

Limitations and expenses. With specified exceptions, the right to include shares in a registration is subject to the right of underwriters for the offering to limit the number of shares included in the offering. We are required to pay one-half of all fees, costs and expenses of any demand registration, other than underwriting discounts and commissions.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. Our form of indemnification agreement, and our certificate of incorporation and by-laws, require us to indemnify and advance expenses to these persons to the full extent permitted by Delaware law. We also intend to enter into an indemnification agreement with each of our future directors and executive officers.

Policies and Procedures for Related Person Transactions

In March 2007, our Board adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	The related person’s interest in the related person transaction;
•	The approximate dollar value of the amount involved in the related person transaction;
•	The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	Whether the transaction was undertaken in the ordinary course of our business;
•	Whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•	The purpose of, and the potential benefits to us of, the transaction; and
•	Any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is consistent with our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	Interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual gross revenues; and
•	A transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter. There were no related person transactions in 2017 with respect to which these policies and procedures were not followed.

PROPOSAL 4 — APPROVAL OF AMENDMENT OF OUR STOCK INCENTIVE PLAN

The board of directors believes that our continued growth and profitability depends, in large part, on our ability to maintain a competitive position by attracting, retaining and motivating key employees with experience and ability. We believe that our stock-based compensation programs are central to this objective. We anticipate that the shares currently available under our existing stock-based compensation plans will be insufficient to meet our projected hiring needs as well as our current growth strategy over the next two to three years.

On March 22, 2018, upon the recommendation of the compensation committee and subject to stockholder approval, the board of directors adopted an amended version of our Fourth Amended and Restated 2006 Stock Incentive Plan, which we refer to as the Amended Plan. The Amended Plan is renamed the Emergent BioSolutions Inc. Stock Incentive Plan and includes the following material changes to the Fourth Amended and Restated 2006 Stock Incentive Plan, which:

•	Increase the number of shares of our common stock available for issuance under the Fourth Amended and Restated 2006 Stock Incentive Plan by 3,000,000 shares, subject to adjustment in the event of stock splits and other similar events; and
•	Extend the term of the plan so that it expires on May 23, 2028.

We believe that our stock-based compensation programs have been integral to our success in the past and will be important to our ability to succeed in the future. Therefore, we consider approval of the Amended Plan vital to our future success. As described above, the Amended Plan increases the number of shares of common stock available for issuance under the Fourth Amended and Restated 2006 Stock Incentive Plan by 3,000,000 shares. In the first quarter of 2018, we performed a dilution analysis against our proxy peer group described below in “Compensation Discussion and Analysis” in the year that our peers sought approval from their stockholders for a new stock plan or additional shares under an existing stock incentive plan. We analyzed the number of stock incentive awards outstanding, the shares remaining available for grant under existing plans, and the additional shares being requested under the new or amended plan. We took into consideration our conservative use of equity over the past three years (a 3.72% average burn rate over 3 years) relative to ISS’s broader biotechnology, pharmaceutical and life sciences industry benchmark (a 7.08% average burn rate over 3 years). In addition, we considered our December 31, 2017 aggregate overhang of 2,973,125 shares, which was comprised of: 2,121,405 stock options (with a weighted average exercise price of $25.48 and weighted average remaining term of 4.0 years and 851,720 full-value awards).

Incremental dilution to our stockholders from the additional 3,000,000 shares proposed to be added to the plan was also taken into account. This new share reserve is expected to have a duration of slightly more than two to three years for making new grants of awards, and overall dilution of approximately 18.1%, aligning us with the 66th percentile of our peer group in terms of dilution. The additional share reserve will provide us with flexibility to maintain our current equity grant practices for an expanded workforce through a combination of organic growth and the potential for continued expansion through mergers and acquisitions.

Highlights of the Amended Plan

•	No liberal share recycling. Shares of common stock delivered to satisfy the exercise price of stock options or to satisfy the tax withholding obligations with respect to options and stock appreciation rights, or SARs, will not increase the number of shares available for the future grant of awards under the plan; and shares purchased by us on the open market using proceeds from the exercise of an award will not increase the number of shares available for future grant of awards.
•	Fungible Share Counting. Full value awards (including awards of restricted stock, restricted stock units, other stock unit awards, and performance awards) will deplete the applicable share reserve by 2.3 shares for each share of stock subject to such award.
•	No Repricing of Awards. The direct or indirect repricing of stock options or SARs is prohibited without stockholder approval.
•	No Discounted Options or SARs. All options and SARs must have an exercise or measurement price not less than the fair market value of the underlying common stock on the date of grant.

•	Limit Applicable to Non-Employee Directors. In any calendar year, the sum of cash compensation paid to any non-employee director for service as a director and the value of awards under the Amended Plan made to such non-employee director (calculated based on the grant date fair value of such Awards for financial reporting purposes) may not exceed $1,000,000.
•	Independent Committee Administers Awards to Non-Employee Directors. Awards granted to non-employee directors are granted and administered by a committee of the board of directors, all of the members of which are independent directors as defined by Section 303A.02 of the NYSE Listed Company Manual.
•	“Double Trigger” Vesting of Awards in Connection with a Change in Control. Awards will not automatically vest solely as a result of a change in control.
•	No Dividends on Unvested Awards. All dividends, including ordinary cash dividends, paid with respect to shares of restricted stock will be paid to the participant only if and when such shares vest and any dividend equivalents provided with respect to restricted stock unit awards, other stock-unit awards and performance awards are subject to the same restrictions on transfer and forfeitability as the awards with respect to which they are paid.

Description of the Amended Plan

This summary is qualified in its entirety by reference to the Amended Plan, a blacklined copy of which is attached to this proxy statement as Appendix A. You can request a copy of the Amended Plan by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. A copy of the Amended Plan, which is attached to the electronic copy of this proxy statement filed with the SEC, also may be accessed from the SEC’s home page (www.sec.gov).

Types of Awards

The Amended Plan provides for the grant of “incentive stock options” intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder, which we refer to as the Code, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, other stock unit awards and performance awards, collectively referred to as Awards.

Any shares of common stock made subject to Awards of incentive stock options, nonstatutory stock options or stock appreciation rights will be counted against the maximum aggregate number of shares of common stock available for issuance under the Amended Plan as one share of common stock for every one share of common stock granted. Any shares of common stock made subject to Awards of restricted stock, restricted stock units, other stock unit awards or performance awards will be counted against the maximum aggregate number of shares of common stock available for issuance under the Amended Plan as (1) one share of common stock for every one share of common stock granted if such Award was granted prior to May 21, 2009, (2) 1.5 shares of common stock for every one share of common stock granted if such Award was granted on or after May 21, 2009 but prior to May 17, 2012, (3) 1.86 shares of common stock for every one share of common stock granted if such Award was granted on or after May 17, 2012 but prior to May 22, 2014, and (4) 2.3 shares of common stock for every one share of common stock granted if such Award was granted on or after May 22, 2014.

Any shares of common stock made subject to Awards of incentive stock options, nonstatutory stock options or stock appreciation rights that are returned to the Amended Plan will be returned as one share of common stock for every one share of common stock granted. Any shares of common stock made subject to Awards of restricted stock, restricted stock units, other stock unit awards or performance awards that were returned to the Amended Plan prior to May 22, 2014 were returned as (1) one share of common stock for every one share of common stock granted prior to May 21, 2009, (2) 1.5 shares of common stock for every one share of common stock granted on or subsequent to May 21, 2009 and prior to May 17, 2012 and (3) 1.86 shares of common stock for every one share of common stock granted on or subsequent to May 17, 2012 and prior to May 22, 2014. Beginning on May 22, 2014, any shares of common stock subject to Awards of restricted stock, restricted stock units, other stock unit awards or performance awards that are returned to the Amended Plan will be returned as 2.3 shares of common stock for every one share of common subject to the Award, regardless of when the Award was granted.

Stock Options. Stock options entitle recipients to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price that is no less than 100% of the fair market value of the common stock on the date of grant. Only employees may be granted incentive stock options. Options granted prior to March 6, 2012 may not be granted for a term in excess of ten years. Options granted on or after March 6, 2012 may not be granted for a term in excess of seven years. The Amended Plan permits the following forms of payment of the exercise price of options: (i) payment by cash or check, (ii) subject to certain conditions, payment in connection with a “cashless exercise” through a broker, (iii) subject to certain conditions, surrender to us of shares of common stock, (iv) delivery to us of a promissory note or any other lawful consideration, or (v) any combination of these forms of payment.

Stock Appreciation Rights. Stock appreciation rights entitle recipients to receive the appreciation in the value of the common stock as of the exercise date over the value of the common stock on the date of grant of the stock appreciation right. Stock appreciation rights will be settled by the delivery of shares of common stock. Stock appreciation rights may be issued in tandem with options or as stand-alone rights. The base amount specified on the date of grant to calculate appreciation will be no less than 100% of the fair market value of a share of common stock on the date of grant. The maximum term of any stock appreciation right granted prior to March 6, 2012 will be no more than ten years from the date of grant, and of any stock appreciation right granted on or after March 6, 2012 will be no more than seven years from the date of the grant.

Restricted Stock and Restricted Stock Unit Awards. Restricted stock Awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award. Alternatively, instead of issuing common stock that is subject to repurchase, the board of directors may grant Awards known as restricted stock units that entitle recipients to receive unrestricted shares of common stock to be delivered at the time such shares of common stock vest.

Other Stock Unit Awards. Under the Amended Plan, the board of directors has the right to grant other Awards of shares of common stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, shares of common stock or other property having such terms and conditions as the board of directors may determine, including the grant of shares and/or cash based upon certain conditions such as performance-based conditions.

Vesting. Awards granted after May 19, 2016 to participants other than non-employee directors that vest solely based on the passage of time shall not vest: (i) prior to the first anniversary of the date of grant; (ii) as to more than one-third of the Award prior to the second anniversary of the date of grant; and (iii) as to more than two-thirds of the Award prior to the third anniversary of the date of grant. Awards granted after May 19, 2016 to non-employee directors that vest solely based on the passage of time shall not vest: (i) prior to the earlier of the first anniversary of the date of grant and the date of the first annual meeting held after the date of grant; (ii) as to more than one-third of the Award prior to the earlier of the second anniversary of the date of grant and the date of the second annual meeting held after the date of grant; and (iii) as to more than two-thirds of the Award prior to the earlier of the third anniversary of the date of grant and the date of the third annual meeting held after the date of grant. Awards granted after May 19, 2016 that do not vest solely based on the passage of time (excluding performance awards) shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, the earlier of the first anniversary of the date of grant and date of the first annual meeting held after the date of grant).

Notwithstanding any other provision of the Amended Plan (other than with respect to certain performance awards), the board of directors or a committee of the board of directors may, either at the time an Award is made or at any time thereafter, accelerate and allow to become vested or waive any right to repurchase shares of common stock (or waive the forfeiture thereof) or remove or modify the restrictions applicable to the Award, in whole or in part, in the event of the death or disability of the participant. The foregoing minimum vesting requirements shall not apply to Awards, in the aggregate, for up to 5% of the authorized number of shares available for issuance under the Amended Plan. For the avoidance of doubt, all shares of common stock underlying Awards granted under the Amended Plan shall be counted on a one-for-one basis for purposes of the minimum vesting provisions.

Repricing. Unless such action is approved by our stockholders or is pursuant to an adjustment to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization: (1) no outstanding option or stock appreciation right granted under the Amended Plan may be amended to provide an exercise or base price per share that is lower than the then-current exercise or base price per share of the option or stock appreciation right, (2) the board of directors may not cancel any outstanding option or stock appreciation right (whether or not granted under the Amended Plan) and grant in substitution therefor new Awards under the Amended Plan covering the same or a different number of shares of common stock and having an exercise or base price per share lower than the then-current exercise or base price per share of the cancelled option or stock appreciation right, (3) the board of directors may not cancel in exchange for a cash payment any outstanding option or stock appreciation right with an exercise or base price per share above the then-current fair market value of the common stock, and (4) the board of directors may not take any other action under the Amended Plan that constitutes a “repricing” under the rules of the NYSE.

Performance Awards. Restricted stock Awards, restricted stock unit Awards and other stock unit Awards granted under the Amended Plan may be made subject to the achievement of performance goals and may be paid in shares of common stock or cash. For any performance award that was intended to qualify as performance-based compensation under Section 162(m) of the Code, the performance criteria for each such Award would have been based on one or more of the following measures, determined in accordance with Generally Accepted Accounting Principles (GAAP) or on a non-GAAP basis: earnings or profitability measures, including but not limited to revenue (gross, operating or net), revenue growth, income (gross, operating, net or adjusted), earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings growth, profit margins or contributions, and expense levels or ratios; return measures, including but not limited to return on investment, assets, equity, capital (total or invested); cash flow measures, including but not limited to operating cash flow, cash flow sufficient to achieve financial ratios or a specified cash balance, free cash flow, cash flow return on capital, net cash provided by operating activities, cash flow per share, and working capital or adjusted working capital; stock price and equity measures, including but not limited to return on stockholders’ equity, total stockholder return, stock price, stock price appreciation, market capitalization, earnings per share (basic or diluted) (before or after taxes), and price-to-earnings ratio; and strategic metrics, including but not limited to acquisitions or divestitures, collaborations, licensing or joint ventures, product research and development, clinical trials, regulatory filings or approvals, patent application or issuance, manufacturing or process development, sales or net sales, sales growth, market share, market penetration, inventory control, growth in assets, key hires, business expansion, achievement of milestones under a third-party agreement, financing, resolution of significant litigation, legal compliance or risk reduction, improvement of financial ratings, or achievement of balance sheet or income statement objectives.

Such performance measures may be adjusted to exclude any one or more of extraordinary items, gains or losses on the dispositions of discontinued operations, the cumulative effects of changes in accounting principles, the impairment or write-down of any asset or assets, charges for restructuring and rationalization programs, or other extraordinary or non-recurring items, as specified by the compensation committee when establishing the performance measures. Such performance measures may vary by participant and may be different for different Awards, may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the compensation committee, and must be set by the compensation committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m).

We note that although the Amended Plan retains provisions that relate to Section 162(m) of the Code, these provisions are, in large part, no longer relevant due to elimination of the “performance-based compensation” exception to the deduction limitation of Section 162(m) pursuant to tax legislation enacted in 2017 commonly known as the Tax Cuts and Jobs Act, with such elimination effective for tax years beginning on or after January 1, 2018 (subject to transition rules). Under the Amended Plan, the board of directors may, however, continue to make Awards that will vest solely upon the achievement of specified performance criteria (but that are no longer eligible to be exempt from the deduction limitation under Section 162(m)). Any such Awards may be based on the performance criteria described above or other performance measures, may be subject to the adjustments described above or other adjustments, and may be set at the time, in each case, as the board of directors may determine.

Eligibility to Receive Awards

Our employees, officers, directors, consultants and advisors are eligible to be granted Awards under the Amended Plan. The maximum number of shares of common stock with respect to which Awards may be granted to any participant under the Amended Plan is 1,000,000 per calendar year. Awards made under the Amended Plan that are subject to the achievement of performance goals pursuant to the Amended Plan can provide for cash payments of up to $2,000,000 per calendar year per individual. In addition, the Amended Plan provides that in any calendar year, the sum of cash compensation paid to any non-employee director for service as a director and the value of Awards under the Amended Plan made to such non-employee director (calculated based on the grant date fair value of such Awards for financial reporting purposes) may not exceed $1,000,000.

Plan Benefits

As of March 22, 2018, approximately 271 employees are eligible to receive Awards under the Amended Plan, including six executive officers. Seven non-employee directors are also eligible to receive Awards under the Amended Plan. The granting of Awards under the Amended Plan is discretionary, and we cannot now determine the number or type of Awards to be granted in the future to any particular person or group. On March 22, 2018, the closing price of our common stock on the NYSE was $53.30.

Administration

The Amended Plan is administered by our board of directors. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Amended Plan and to interpret the provisions of the Amended Plan. Pursuant to the terms of the Amended Plan, the board of directors may delegate authority under the Amended Plan to one or more committees or subcommittees of the board of directors. The board of directors has authorized our compensation committee to administer certain aspects of the Amended Plan, including the granting of options to executive officers.

The board of directors also may delegate authority under the Amended Plan to our officers, each of whom has the power to make Awards to all of our employees, except to executive officers. The board of directors has authorized our chief executive officer and executive chairman to grant stock options under our Amended Plan. Neither the chief executive officer nor the executive chairman is authorized to grant options to himself, to any other director or executive officer, to any other officer or other person whose compensation is determined by the compensation committee or to any person who the board of directors or the compensation committee may from time to time designate in writing. Our board of directors has fixed the terms of the Awards to be granted by such officers, including the exercise price of such Awards and the maximum number of shares subject to Awards that such officers may make, as well as the period in which Awards may be granted.

Subject to any applicable limitations contained in the Amended Plan, our board of directors, our compensation committee, or any other committee to whom our board of directors delegates authority, as the case may be, selects the recipients of Awards and determines the number of shares of common stock covered by options and the dates upon which such options become exercisable, the exercise price of options (which may not be less than 100% of the fair market value of the common stock), the duration of options (which may not exceed seven years in the case of options granted on or after March 6, 2012) and the number of shares of common stock subject to any stock appreciation right, restricted stock, restricted stock units or other stock unit awards and the terms and conditions of such Awards, including conditions for exercise, repurchase, issue price and repurchase price.

If any Award expires, is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part, is settled in cash or results in shares not being issued, the unused shares of common stock covered by such Award will again be available for grant under the Amended Plan. Shares of common stock delivered to us by a participant to satisfy tax withholding obligations with respect to restricted stock, restricted stock units, and other stock unit awards (including shares retained from the Award creating the tax obligation) will again be available for grant under the Amended Plan. However, shares of common stock delivered to us by a participant to purchase shares of common stock upon exercise of an option or stock appreciate right or to satisfy tax withholding obligations with respect to an option or stock appreciation right (including shares retained from the Award creating the tax obligation) will not again be available for grant under the Amended Plan. In no event will shares of common stock repurchased by us on the open market using the proceeds from the exercise of an Award increase the number of shares available for future grant of Awards under the Amended Plan.

Adjustments for Changes in Common Stock and Certain Other Events

Our board of directors is required to make appropriate adjustments in connection with the Amended Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. If a merger or other reorganization event occurs, our board of directors will provide that all of our outstanding options are to be assumed or substituted by the successor corporation. If the merger or reorganization event also constitutes a change in control event, as defined under the Amended Plan, the assumed or substituted options will become immediately exercisable in full if on or prior to the first anniversary of the reorganization event an option holder’s employment with us or our succeeding corporation is terminated by the option holder for good reason or is terminated by us or the succeeding corporation without cause, each as defined in the Amended Plan, or the option holder’s service on our board of directors is terminated. In the event the succeeding corporation does not agree to assume, or substitute for, outstanding options, or in the event of our liquidation or dissolution, then our board of directors will provide that all unexercised options will become exercisable in full prior to the completion of the merger or other reorganization event and that these options will terminate immediately prior to the completion of the merger or other reorganization event if not previously exercised. Our board of directors may also provide for a cash out of the value of any outstanding options. In addition, upon the occurrence of a change in control event that does not also constitute a reorganization event under the Amended Plan, except to the extent set forth in the option award agreement or any other agreement between the option holder and us, each option will continue to vest according to its original vesting schedule, except that an option will become immediately exercisable in full if on or prior to the first anniversary of the change in control event an option holder’s employment with us or our succeeding corporation is terminated by the option holder for good reason or is terminated by us or our succeeding corporation without cause.

If a merger or other reorganization event occurs, our repurchase and other rights under outstanding restricted stock and restricted stock unit Awards will apply to the cash, securities or other property which our common stock is converted into or exchanged for pursuant to such merger or other reorganization event in the same manner and to the same extent as such repurchase and other rights applied to our common stock under such Awards. If a merger or other reorganization event occurs that also constitutes a change of control event, unless provided to the contrary in the instrument evidencing a restricted stock or restricted stock unit Award or any other agreement between the Award holder and us, a restricted stock or restricted stock unit Award will continue to vest according to its original vesting schedule except that the Award will become immediately vested in full if, on or prior to the first anniversary of the change in control event, the holder’s employment with us or our succeeding corporation is terminated for good reason by the holder or is terminated by us or the succeeding corporation without cause, each as defined in the Amended Plan.

Our board of directors may specify the effect of a merger or other reorganization event or change in control event on any stock appreciation right or other stock unit Award at the time of grant.

Amendment or Termination

Our board of directors generally may amend, modify or terminate any outstanding Award, including substituting another Award therefor, provided that we must obtain the holder’s consent unless our board of directors determines that such action, taking into account any related action, would not materially and adversely affect the holder (other than to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization or in connection with certain mergers or other reorganization events). In addition, we may not amend the minimum vesting schedule (described above) applicable to an Award or amend a performance award that was intended to be qualified performance-based compensation for purposes of Section 162(m) of the Code (except, in each case, as described above) and, without stockholder approval, as more fully described above, we cannot amend any outstanding option or stock appreciation right to provide an exercise or base price per share that is lower than the then-current exercise or base price per share of the option or stock appreciation right (other than to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization).

In addition, our board of directors may amend, suspend or terminate the Amended Plan or any portion thereof at any time, except that, to the extent determined by our board of directors, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall become effective until such stockholder approval is obtained and stockholder approval will be required for any amendment to the Amended Plan that (i) materially increases the number of shares of common stock available for issuance under the Amended Plan (other than an increase to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization) or (ii) materially expands the class of service providers eligible to participate in the Amended Plan. No Award may be granted under the Amended Plan after May 23, 2028, but Awards previously granted may extend beyond that date.

If stockholders do not approve the Amended Plan, the Amended Plan will not go into effect. In such event, our board of directors will consider whether to adopt alternative arrangements based on its assessment of our needs.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the Amended Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A regarding nonstatutory deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be compensation income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise it will be short-term.

Stock Appreciation Rights. A participant will not have income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of stock appreciation rights equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the stock appreciation right was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely election under Section 83(b) is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units. A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have compensation income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise it will be short-term.

Other Stock Unit Awards. The tax consequences associated with any other stock unit Awards granted under the Amended Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the Award or underlying common stock.

Tax Consequences to Us. There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Vote Required and Board Recommendation

Approval of Proposal 4 requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions are considered votes cast and, therefore, will have the effect of a vote against the matter. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote on this proposal for your shares to be counted on this proposal. Broker non-votes will not be considered votes cast on the matter and, therefore, will not affect the outcome of the vote on such matter.

The board of directors recommends a vote “FOR” the amendment of the Emergent BioSolutions Inc. Stock Incentive Plan.

ADDITIONAL MATTERS

Other Matters

Our Board has no knowledge of any other matters that may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on those matters.

Requests for Copies of Annual Report

We will provide without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including financial statements and schedules, to each of our stockholders of record on March 29, 2018, and to each beneficial owner of common stock on that date, upon receipt of a written request for the Form 10-K mailed to our offices, Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, MD 20879, Attention: Investor Relations, telephone: (240) 631-3200. In the event that exhibits to the Form 10-K are requested, a fee will be charged for reproduction of the exhibits. Requests from beneficial owners of common stock must set forth a good faith representation as to such ownership. Our filings with the SEC are available without charge on our website at www.emergentbiosolutions.com as soon as reasonably practicable after they are filed.

Stockholder Proposals for the 2019 Annual Meeting

Any stockholder who intends to present a proposal at the company’s 2019 annual meeting, and who wishes to have the proposal included in the company’s proxy statement for that meeting, must deliver the proposal to the company’s Corporate Secretary no later than December 13, 2018. Any proposal received after this date will be considered untimely and may be excluded from the proxy statement. A proposal must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting.

A stockholder may present a proposal that is a proper subject for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures set forth in the company’s by-laws. The by-laws require that a stockholder who intends to present a proposal at an annual meeting of stockholders submit the proposal to the Corporate Secretary not fewer than 90 and not more than 120 days before the anniversary of the date of the previous year’s annual meeting. To be eligible for consideration at the 2019 annual meeting, such a proposal and any nominations for director must be received by the Corporate Secretary between January 24, 2019, and February 23, 2019. This advance notice period is intended to allow stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. Any such proposal received after this date may be considered untimely and may be excluded.

All submissions to, or requests from, the Corporate Secretary should be made to Emergent BioSolutions Inc., Attention: Corporate Secretary, 400 Professional Drive, Suite 400, Gaithersburg, MD 20879.

Sincerely,

Fuad El-Hibri Executive Chairman of the Board of Directors

Gaithersburg, Maryland
April 13, 2018

OUR BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE
ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED
TO VOTE YOUR PROXY AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU
MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

Appendix A

~~FOURTH AMENDED AND RESTATED~~EMERGENT BIOSOLUTIONS INC. ~~2006~~ STOCK INCENTIVE PLAN

1. Purpose

The purpose of this ~~Fourth Amended and Restated 2006~~ Stock Incentive Plan (the ~~“~~"Plan~~”~~") of Emergent BioSolutions Inc., a Delaware corporation (the ~~“~~"Company~~”~~"), is to advance the interests of the Company~~’~~'s stockholders by enhancing the Company~~’~~'s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company~~’~~'s stockholders. The Plan amends and restates the 2006 Stock Incentive Plan (the ~~“~~"Original Plan~~”~~") that was originally adopted by the board of directors of the Company (the ~~“~~"Board~~”~~") on October 25, 2006 and approved by the stockholders on October 27, 2006, was amended by the Board on March 31, 2009 and approved by the stockholders on May 21, 2009, was amended by the Board on March 6, 2012 and approved by the stockholders on May 17, 2012, was amended by the Board on March 20, 2014 and approved by the stockholders on May 22, ~~2014 and~~2014, was amended by the Board on March 24, 2016 and approved by our stockholders on May 19, ~~2016~~.2016, and was amended by the Board on March 22, 2018 and approved by our stockholders on May 24, 2018. Except where the context otherwise requires, the term ~~“~~"Company~~”~~" shall include any of the Company~~’~~'s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the ~~“~~"Code~~”~~") and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board.

2. Eligibility

All of the Company~~’~~'s employees, officers, directors, consultants and advisors to the Company (as such terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the ~~“~~"Securities Act~~”~~"), or any successor form) are eligible to receive options, stock appreciation rights, restricted stock, restricted stock units and other stock-unit awards (each, an ~~“~~"Award~~”~~") under the Plan. Each person who receives an Award under the Plan is deemed a ~~“~~"Participant~~”~~".

3. Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board~~’~~'s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a ~~“~~"Committee~~”~~"). All references in the Plan to the ~~“~~"Board~~”~~" shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board~~’~~'s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers. Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant, and the time period in which such Awards may be granted; and provided further, that no officer shall be authorized to grant Awards to any ~~“~~"executive officer~~”~~" of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the ~~“~~"Exchange Act~~”~~")) or to any ~~“~~"officer~~”~~" of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

(d) Awards to Non-Employee Directors. Awards made to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors as defined by Section 303A.02 of the New York Stock Exchange Listed Company Manual.

4.Stock Available for Awards.

(a) Maximum Number of Shares. An aggregate of ~~3,750,000~~3,000,000 shares of common stock, $0.001 par value per share, of the Company (the ~~“~~"Common Stock~~”~~") shall be added to the ~~15,178,826~~18,928,826 shares issuable or transferable under the Plan as of March ~~23, 2016~~21, 2018 for a total of ~~18,928,826~~21,928,826 shares.

If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), is settled in cash, or results in any shares of Common Stock not being issued, the unused shares of Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Shares of Common Stock delivered (either by actual delivery, attestation or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Options and Stock Appreciation Rights (including shares retained from the Option or Stock Appreciation Right creating the tax obligation) shall not be added back to the number of shares available for future grant of Awards (for the avoidance of doubt, shares of Common Stock delivered to the Company by a Participant to satisfy tax withholding obligations with respect to Restricted Stock, Restricted Stock Units and Other Stock Unit Awards (including shares retained from the Restricted Stock, Restricted Stock Unit or Other Stock Unit Award creating the tax obligation) shall be added back to the number of shares available for future grant of Awards). However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares. Notwithstanding anything to the contrary herein, with respect to Stock Appreciation Rights settled in shares of Common Stock upon exercise, the aggregate number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised, rather than the number of shares of Common Stock actually issued upon exercise, shall be counted against the number of shares of Common Stock available for Awards under the Plan. In no event shall shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award increase the number of shares available for future grant of Awards.

(b) Computing the Total Number of Shares of Common Stock Available Under the Plan. For purposes of computing the maximum aggregate number of shares of Common Stock available for issuance under the Plan, the following rules shall apply:

(i) Any shares of Common Stock made subject to Awards of Options or Stock Appreciation Rights shall be counted against the maximum aggregate number of shares of Common Stock available for issuance under the Plan as one (1) share of Common Stock for every one (1) share of Common Stock granted.

(ii) Any shares of Common Stock made subject to Awards of Options or Stock Appreciation Rights which shares are returned to the Plan pursuant to Section 4(a) shall be ~~retuned~~returned as one (1) share of Common Stock for every one (1) share of Common Stock granted.

(iii) Any shares of Common Stock made subject to a Full-Value Award (as defined below): (A) granted prior to May 21, 2009, shall be counted against the maximum aggregate number of shares of Common Stock available for issuance under the Plan as one (1) share of Common Stock for every one (1) share of Common Stock granted; (B) granted on or after May 21, 2009 but prior to May 17, 2012, shall be counted against the maximum aggregate number of shares of Common Stock available for issuance under the Plan as 1.5 shares of Common Stock for every one (1) share of Common Stock granted; (C) granted on or after May 17, 2012 but prior to May 22, 2014, shall be counted against the maximum aggregate number of shares of Common Stock available for issuance under the Plan as 1.86 shares of Common Stock for every one (1) share of Common Stock granted; and (D) granted on or after May 22, 2014, shall be counted against the maximum aggregate number of shares of Common Stock available for issuance under the Plan as 2.3 shares of Common Stock for every one (1) share of Common Stock granted. A ~~“~~"Full-Value Award~~”~~" is an Award of Restricted Stock, a Restricted Stock Unit Award, an Other Stock Unit Award or a Performance Award.

(iv) Any shares of Common Stock made subject to a Full-Value Award which shares are returned to the Plan pursuant to Section 4(a): (A) shall be returned as one (1) share of Common Stock for every one (1) share of Common Stock granted prior to May 21, 2009; (B) shall be returned as 1.5 shares of Common Stock for every one (1) share of Common Stock granted on or subsequent to May 21, 2009 and prior to May 17, 2012; (C) shall be returned as 1.86 shares of Common Stock for every one (1) share of Common Stock granted on or subsequent to May 17, 2012 and prior to May 22, 2014. Beginning on May 22, 2014, any shares of Common Stock subject to a Full-Value Award that are returned to the Plan will be returned as 2.3 shares of Common Stock for every one (1) share of Common Stock subject to such Award, regardless of when the Award was granted.

(c) Sublimits.

(i) ~~Section 162(m)~~ Per Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR (as each is hereafter defined) shall be treated as a single Award. The per Participant limit described in this Section 4(c) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (~~“~~"Section 162(m)~~”~~"). For the avoidance of doubt, all shares of Common Stock underlying Awards granted under the Plan shall be counted on a one-for-one basis for purposes of the sublimit set forth in this section.

(ii) Limit Applicable to Non-Employee Directors. In any calendar year, the sum of cash compensation paid to any non-employee director for service as a director and the value of Awards under the Plan made to such non-employee director (calculated based on the grant date fair value of such Awards for financial reporting purposes) shall not exceed $1,000,000.

(d) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock unit awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

5. Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an ~~“~~"Option~~”~~") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a ~~“~~"Nonstatutory Stock Option~~”~~".

(b) Incentive Stock Options. An Option that the Board intends to be an ~~“~~"incentive stock option~~”~~" as defined in Section 422 of the Code (an ~~“~~"Incentive Stock Option~~”~~") shall only be granted to employees of Emergent BioSolutions Inc., any of Emergent BioSolutions Inc.~~’~~'s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement; provided, however, that the exercise price shall not be less than 100% of the Fair Market Value (as defined below) on the date the Option is granted.

(d) Duration and Vesting of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement subject to the limitations of the Plan; provided, however, that no Option granted before March 6, 2012 will be granted for a term in excess of 10 years and no Option granted on or after March 6, 2012 will be granted for a term in excess of 7 years. Options granted to Participants other than non-employee directors that vest solely based on the passage of time shall not vest (i) prior to the first anniversary of the date of grant; (ii) as to more than one-third of the Award prior to the second anniversary of the date of grant; and (iii) as to more than two-thirds of the Award prior to the third anniversary of the date of grant. Options to non-employee directors that vest solely based on the passage of time shall not vest: (i) prior to the earlier of the first anniversary of the date of grant and the date of the first annual meeting held after the date of grant; (ii) as to more than one-third of the Award prior to the earlier of the second anniversary of the date of grant and the date of the second annual meeting held after the date of grant; and (iii) as to more than two-thirds of the Award prior to the earlier of the third anniversary of the date of grant and the date of the third annual meeting held after the date of grant. Notwithstanding the foregoing, the Board or the Committee, either at the time the Option is granted or at any time thereafter, may allow an Option to accelerate and become vested, in whole or in part, prior to the vesting date specified above, in the event of the death or disability of the Participant. Options that do not vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, the earlier of the first anniversary of the date of grant and the date of the first annual meeting held after the date of grant). The foregoing minimum vesting requirements shall not apply to Awards granted, in the aggregate, for up to 5% of the authorized number of shares specified in Section 4(a). For the avoidance of doubt, all shares of Common Stock underlying Awards granted under the Plan shall be counted on a one-for-one basis for purposes of the minimum vesting provision set forth in this section. The six foregoing sentences shall apply to Options granted on or after May 19, 2016.

(e) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Subject to Section 10(e), shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(i) in cash or by check, payable to the order of the Company;

(ii) except as otherwise provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding; (iii) to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (~~“~~"Fair Market Value~~”~~"), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(iv) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(v) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Unless such action is approved by the Company~~’~~'s stockholders or is pursuant to Section 9 of the Plan: (i) outstanding Options granted under the Plan may not be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (ii) the Board may also not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (iii) the Board may not cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value or (iv) the Board may not take any other action under the Plan that constitutes a ~~“~~"repricing~~”~~" under the rules of the New York Stock Exchange (~~“~~"NYSE~~”~~").

6. Stock Appreciation Rights

(a) General. A Stock Appreciation Right, or SAR, is an Award entitling the holder, upon exercise, to receive an amount of Common Stock determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date.

(b) Grants. Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.

(i) Tandem Awards. When Stock Appreciation Rights are expressly granted in tandem with Options, (i) the Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event or a Change in Control Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event or a Change in Control Event and except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right; and (iv) the Stock Appreciation Right will be transferable only with the related Option. No tandem SAR may have a base amount that is less than 100% of the fair market value of a share of Common Stock on the date of grant. No tandem SAR granted prior to March 6, 2012 may have a term of more than ten (10) years from the date of grant and no tandem SAR granted on or after March 6, 2012 may have a term of more than seven (7) years from the date of grant.

(ii) Independent SARs. A Stock Appreciation Right not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award; provided, however, that the base amount specified on the date of grant to calculate appreciation shall be no less than 100% of the fair market value of a share of Common Stock on the date of grant and the maximum term of any Stock Appreciation Right shall (i) with respect to Stock Appreciation Rights granted prior to March 6, 2012, be no more than ten (10) years from the date of grant and (ii) with respect to Stock Appreciation Rights granted on or after March 6, 2012 be no more than seven (7) years from the date of grant.

(c) Exercise. Stock Appreciation Rights may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

(d) Vesting. Stock Appreciation Rights granted to Participants other than non-employee directors that vest solely based on the passage of time shall not vest (i) prior to the first anniversary of the date of grant; (ii) as to more than one-third of the Award prior to the second anniversary of the date of grant; and (iii) as to more than two-thirds of the Award prior to the third anniversary of the date of grant. Stock Appreciation Rights granted to non-employee directors that vest solely based on the passage of time shall not vest: (i) prior to the earlier of the first anniversary of the date of grant and the date of the first annual meeting held after the date of grant; (ii) as to more than one-third of the Award prior to the earlier of the second anniversary of the date of grant and the date of the second annual meeting held after the date of grant; and (iii) as to more than two-thirds of the Award prior to the earlier of the third anniversary of the date of grant and the date of the third annual meeting held after the date of grant. Notwithstanding the foregoing, the Board or the Committee, either at the time the Stock Appreciation Right is granted or at any time thereafter, may allow an Stock Appreciation Right to accelerate and become vested, in whole or in part, prior to the vesting date specified above, in the event of the death or disability of the Participant. Stock Appreciation Rights that do not vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, the earlier of the first anniversary of the date of grant and the date of the first annual meeting held after the date of grant). The foregoing minimum vesting requirements shall not apply to Awards granted, in the aggregate, for up to 5% of the authorized number of shares specified in Section 4(a). For the avoidance of doubt, all shares of Common Stock underlying Awards granted under the Plan shall be counted on a one-for-one basis for purposes of the minimum vesting provision set forth in this section. The six foregoing sentences shall only apply to Stock Appreciation Rights granted on or after May 19, 2016.

(e) Limitation on Repricing. Unless such action is approved by the Company’'s stockholders or is pursuant to Section 9 of the Plan: (i) outstanding Stock Appreciation Rights granted under the Plan may not be amended to provide a base price per share that is lower than the then-current base price per share of such outstanding Stock Appreciation Right, (ii) the Board may also not cancel any outstanding stock appreciation right (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having a base price per share lower than the then-current base price per share of the cancelled stock appreciation right, (iii) the Board may not cancel in exchange for a cash payment any outstanding Stock Appreciation Right with a base price per share above the then-current Fair Market Value or (iv) the Board may not take any other action under the Plan that constitutes a ~~“~~"repricing~~”~~" under the rules of the NYSE.

7. Restricted Stock; Restricted Stock Units

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (~~“~~"Restricted Stock~~”~~"), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock to be delivered at the time such shares of Common Stock vest (~~“~~"Restricted Stock Units~~”~~") (Restricted Stock and Restricted Stock Units are each referred to herein as a ~~“~~"Restricted Stock Award~~”~~").

(b) Terms and Conditions for all Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, provided that for Restricted Stock Awards granted on or after May 19, 2016, the following minimum vesting provisions shall apply. Restricted Stock Awards granted to Participants other than non-employee directors that vest solely based on the passage of time shall not vest: (i) prior to the first anniversary of the date of grant; (ii) as to more than one-third of the Award prior to the second anniversary of the date of grant; and (iii) as to more than two-thirds of the Award prior to the third anniversary of the date of grant. Restricted Stock Awards granted to non-employee directors that vest solely based on the passage of time shall not vest: (i) prior to the earlier of the first anniversary of the date of grant and the date of the first annual meeting held after the date of grant; (ii) as to more than one-third of the Award prior to the earlier of the second anniversary of the date of grant and the date of the second annual meeting held after the date of grant; and (iii) as to more than two-thirds of the Award prior to the earlier of the third anniversary of the date of grant and the date of the third annual meeting held after the date of grant. Restricted Stock Awards that do not vest solely based on the passage of time (excluding Performance Awards granted pursuant to Section 10(i)) shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, the earlier of the first anniversary of the date of grant and date of the first annual meeting held after the date of grant).

Notwithstanding any other provision of the Plan (other than Section 10(i), if applicable), the Board or Committee may, either at the time a Restricted Stock Award is made or at any time thereafter, waive any right to repurchase shares of Common Stock (or waive the forfeiture thereof) or remove or modify the restrictions applicable to the Restricted Stock Award, in whole or in part, in the event of the death or disability of the Participant. The foregoing minimum vesting requirements shall not apply to Awards granted, in the aggregate, for up to 5% of the authorized number of shares specified in Section 4(a). For the avoidance of doubt, all shares of Common Stock underlying Awards granted under the Plan shall be counted on a one-for-one basis for purposes of the minimum vesting provisions set forth in this section.

(c) Additional Provisions Relating to Restricted Stock

(i) Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (~~“~~"Unvested Dividends~~”~~") shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the shares of Restricted Stock.

(ii) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant~~’~~'s death (the ~~“~~"Designated Beneficiary~~”~~"). In the absence of an effective designation by a Participant, ~~“~~"Designated Beneficiary~~”~~" shall mean the Participant~~’~~'s estate.

(d) Additional Provisions Relating to Restricted Stock Units

(i) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company such number of shares of Common Stock or an amount of cash equal to the Fair Market Value of such number of shares of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

(ii) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(iii) Dividend Equivalents. To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (~~“~~"Dividend Equivalents~~”~~"). Dividend Equivalents may be settled in cash and/or shares of Common Stock and shall be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.

8. Other Stock-Unit Awards

Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (~~“~~"Other Stock Unit Awards~~”~~"), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock Unit Award, including any purchase price applicable thereto, provided that for Other Stock Unit Awards granted on or after May 19, 2016 the following minimum vesting provisions shall apply.

Other Stock Unit Awards granted to Participants other than non-employee directors that vest solely based on the passage of time shall not vest: (i) prior to the first anniversary of the date of grant; (ii) as to more than one-third of the Award prior to the second anniversary of the date of grant; and (iii) as to more than two-thirds of the Award prior to the third anniversary of the date of grant. Other Stock Unit Awards granted to non-employee directors that vest solely based on the passage of time shall not vest: (i) prior to the earlier of the first anniversary of the date of grant and the date of the first annual meeting held after the date of grant; (ii) as to more than one-third of the Award prior to the earlier of the second anniversary of the date of grant and the date of the second annual meeting held after the date of grant; and (iii) as to more than two-thirds of the Award prior to the earlier of the third anniversary of the date of grant and the date of the third annual meeting held after the date of grant. Other Stock Unit Awards that do not vest solely based on the passage of time (excluding Performance Awards granted pursuant to Section 10(i)) shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, the earlier of the first anniversary of the date of grant and date of the first annual meeting held after the date of grant).

Notwithstanding any other provision of the Plan (other than Section 10(i), if applicable), the Board or Committee may, either at the time a Stock Unit Award is made or at any time thereafter, waive any right to repurchase shares of Common Stock (or waive the forfeiture thereof) or remove or modify the restrictions applicable to the Stock Unit Award, in whole or in part, in the event of the death or disability of the Participant. The foregoing minimum vesting requirements shall not apply to Awards granted, in the aggregate, for up to 5% of the authorized number of shares specified in Section 4(a)(1). For the avoidance of doubt, all shares of Common Stock underlying Awards granted under the Plan shall be counted on a one-for-one basis for purposes of the minimum vesting provisions set forth in this section.

9. Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the limits set forth in Section 4(c), (iii) the share- and per-share provisions and the exercise price of each SAR, (iv) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award, and (v) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock Unit Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to any outstanding Options are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then optionees who exercise such Options between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization and Change in Control Events

(i) Definitions

(A) A ~~“~~"Reorganization Event~~”~~" shall mean:

(1) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled;

(2) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction; or

(3) any liquidation or dissolution of the Company.

(B) A ~~“~~"Change in Control Event~~”~~" shall mean:

(1) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a ~~“~~"Person~~”~~") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d 3 promulgated under the Exchange Act) 50% or more of either (x) the aggregate number of shares of Common Stock then-outstanding (the ~~“~~"Outstanding Company Common Stock~~”~~") or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the ~~“~~"Outstanding Company Voting Securities~~”~~"); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (3) of this definition; or

(2) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term ~~“~~"Continuing Director~~”~~" means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (3) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a ~~“~~"Business Combination~~”~~"), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company~~’~~'s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the ~~“~~"Acquiring Corporation~~”~~") in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(3) the liquidation or dissolution of the Company.

(C) ~~“~~"Good Reason~~”~~" shall mean any significant diminution in the Participant~~’~~'s title, authority, or responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any reduction in the annual cash compensation payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be, or the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from its location immediately prior to such Reorganization Event or Change in Control Event.

(D) ~~“~~"Cause~~”~~" shall mean any (i) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company, (ii) willful misconduct by the Participant which affects the business reputation of the Company, (iii) material breach by the Participant of any employment, consulting, confidentiality, non-competition or non-solicitation agreement with the Company, (iv) conviction or plea of nolo contendere (no contest) by the Participant to a felony, or (v) commission by the Participant of any act involving fraud, theft or dishonesty with respect to the Company~~’~~'s business or affairs. The Participant shall be considered to have been discharged for ~~“~~"Cause~~”~~" if the Company determines, within 30 days after the Participant~~’~~'s resignation, that discharge for Cause was warranted.

(ii) Effect on Options

(A) Reorganization Event. Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to a Reorganization Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that if such Reorganization Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company such assumed or substituted options shall become immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Reorganization Event, the Participant~~’~~'s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation or the Participant~~’~~'s service on the Board is terminated. For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, some or all of such Options, or in the event of a liquidation or dissolution of the Company, the Board shall, upon written notice to the Participants, provide with respect to any Options that are not to be assumed by an acquiring or succeeding corporation that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the ~~“~~"Acquisition Price~~”~~"), then the Board may instead provide that all such outstanding Options shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options and any applicable tax withholdings.

(B) Change in Control Event that is not a Reorganization Event. Upon the occurrence of a Change in Control Event that does not also constitute a Reorganization Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, then outstanding Options shall continue to become vested in accordance with the original vesting schedule set forth in such Option, provided, however, that each such Option shall be immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant~~’~~'s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

(iii) Effect on Restricted Stock Awards

(A) Reorganization Event that is not a Change in Control Event. Upon the occurrence of a Reorganization Event that is not a Change in Control Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company~~’~~'s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

(B) Change in Control Event. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, each then outstanding Restricted Stock Award shall continue to become free from conditions or restrictions in accordance with the original schedule set forth in such Restricted Stock Award, provided, however, that each such Restricted Stock Award shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant~~’~~'s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

(iv) Effect on Stock Appreciation Rights and Other Stock Unit Awards

The Board may specify in an Award at the time of the grant the effect of a Reorganization Event and Change in Control Event on any SAR and Other Stock Unit Award.

10. General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant, except as may be otherwise provided in an Award agreement; provided, however, that the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, domestic partner, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Registration Statement on Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such authorized transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the

Company confirming that such transferee shall be bound by all of the terms and conditions of the Award; and, provided, further, that no option intended to be an incentive stock option shall be transferable unless the Board shall otherwise permit. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant~~’~~'s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company~~’~~'s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a Fair Market Value that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined by (or in a manner approved by) the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award. Except as otherwise provided in Sections 5(g) and 6(e) with respect to repricings, Sections 5(d), 6(d), 7(b) and 8 with respect to minimum vesting of Awards, Section 10(i) with respect to Performance Awards or Section 11(d) with respect to actions requiring stockholder approval, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided either (i) that the Participant~~’~~'s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant or (ii) that the change is permitted under Section 9 hereof; provided further, notwithstanding anything to the contrary herein, the Board shall have no authority to amend, modify or terminate any outstanding Award that has the same effect of actions expressly prohibited by Section 5(g) and requires approval by the Company~~’~~'s stockholders.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company~~’~~'s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. Except as provided in Sections 5(d), 6(d), 7(b), 8 and 10(i), the Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i) Performance Awards

(i) Grants. Restricted Stock Awards and Other Stock Unit Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) (~~“~~"Performance Awards~~”~~"), subject to the limit in Section 4(c) on shares covered by such grants. Performance Awards can also provide for cash payments of up to $2,000,000 per calendar year per individual. Performance Awards shall not vest prior to the first anniversary of the date of grant. If Dividends or Dividend Equivalents are granted in connection with a Performance Award, such Dividend or Dividend Equivalent shall be paid only if the performance goal or goals associated with such Performance Award are satisfied.

(ii) Committee. Grants of Performance Awards to any Covered Employee intended to qualify as ~~“~~"performance-based compensation~~”~~" under Section 162(m) (~~“~~"Performance-Based Compensation~~”~~") shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as ~~“~~"performance-based compensation~~”~~" under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be deemed to be references to such Committee or subcommittee. ~~“~~"Covered Employee~~”~~" shall mean any person who is a ~~“~~"covered employee~~”~~" under Section 162(m)(3) of the Code.

(iii) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined in accordance with Generally Accepted Accounting Principles (~~“~~"GAAP~~”~~") or on a non-GAAP basis:

(A) Earnings or Profitability Measures, including but not limited to: (i) revenue (gross, operating or net); (ii) revenue growth; (iii) income (gross, operating, net or adjusted); (iv) earnings before interest and taxes (~~“~~"EBIT~~”~~"); (v) earnings before interest, taxes, depreciation and amortization (~~“~~"EBITDA~~”~~"); (vi) earnings growth, (vii) profit margins or contributions; and (viii) expense levels or ratios;

(B) Return Measures, including, but not limited to: return on (i) investment; (ii) assets; (iii) equity; or (iv) capital (total or invested);

(C) Cash Flow Measures, including but not limited to: (i) operating cash flow; (ii) cash flow sufficient to achieve financial ratios or a specified cash balance; (iii) free cash flow; (iv) cash flow return on capital; (v) net cash provided by operating activities; (vi) cash flow per share; and (vii) working capital or adjusted working capital;

(D) Stock Price and Equity Measures, including, but not limited to: (i) return on stockholders~~’~~' equity; (ii) total stockholder return; (iii) stock price; (iv) stock price appreciation; (v) market capitalization; (vi) earnings per share (basic or diluted) (before or after taxes); and (vii) price-to-earnings ratio;

(E) Strategic Metrics, including, but not limited to: (i) acquisitions or divestitures; (ii) collaborations, licensing or joint ventures; (iii) product research and development; (iv) clinical trials; (v) regulatory filings or approvals; (vi) patent application or issuance; (vii) manufacturing or process development; (viii) sales or net sales; (ix) sales growth, (x) market share; (xi) market penetration; (xii) inventory control; (xiii) growth in assets; (xiv) key hires; (xv) business expansion; (xvi) achievement of milestones under a third-party agreement; (xvii) financing; (xviii) resolution of significant litigation; (xix) legal compliance or risk reduction; (xx) improvement of financial ratings; or (xxi) achievement of balance sheet or income statement objectives,

(F) In each case such performance measures may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the impairment or writedown of any asset or assets, (v) charges for restructuring and rationalization programs or (vi) other extraordinary or non-recurring items, as specified by the Committee when establishing the performance measures. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures, may be subject to these or other adjustments, and may be set at the time, in each case, as the Board may determine.

(iv) Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(v) Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

11. Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan. The Plan shall become effective immediately prior to the closing of the Company’'s initial public offering. No Awards shall be granted prior to (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company~~’~~'s stockholders. The Plan shall expire on ~~December 31, 2021.~~ May 23, 2028.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that, to the extent determined by the Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall become effective until such stockholder approval is obtained; provided further, that stockholder approval shall be required for any amendment to the Plan that (i) materially increases the number of shares of Common Stock available for issuance under the Plan (other than an increase to reflect an adjustment described in Section 9) or (ii) materially expands the class of service providers eligible to participate in the Plan.

(e) Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations on the Board~~’~~'s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Provisions for Foreign Participants. The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(g) Compliance with Code Section 409A. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes ~~“~~"nonqualified deferred compensation~~”~~" within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of ~~“~~"separation from service~~”~~" (as determined under Section 409A of the Code) (the ~~“~~"New Payment Date~~”~~"), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(h) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

Approved by the Board of Directors of Emergent BioSolutions Inc. on March ~~24, 2016,~~22, 2018, subject to stockholder approval.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY E44089-P06248 For Against Abstain For Against Abstain EMERGENT BIOSOLUTIONS INC. 400 PROFESSIONAL DRIVE, SUITE 400 GAITHERSBURG, MD 20879 ELECTRONIC VOTING INSTRUCTIONS You can vote by Internet or telephone Instead of mailing your proxy, you may choose to vote online or by telephone Proxies submitted by the Internet or telephone must be received by 11:59 p.m. May 23, 2018 VOTE BY INTERNET • Go to proxyvote.com • Follow the instructions on the secured site • Have your proxy card in hand when you access the web site. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE • Call 1-800-690-6903 (The call is toll-free within the US and Canada.) • Follow the instructions on the recorded message • Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. EMERGENT BIOSOLUTIONS INC. The Board of Directors recommends a vote "FOR" the election of all Class III director nominees. The Board of Directors recommends a vote "FOR" Proposals 2, 3 and 4. 1. To elect three Class III directors to hold office for a term expiring at our 2021 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Nominees Class III: 1a. Daniel J. Abdun-Nabi 1b. Dr. Sue Bailey 1c. Jerome M. Hauer, Ph.D. 2. To ratify the appointment by the audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. 3. Advisory vote to approve executive compensation. 4. To approve an amendment to our stock incentive plan. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

E44090-P06248 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of the Meeting, Annual Report on Form 10-K, Proxy Statement and Proxy Card are available at http://materials.proxyvote.com/29089Q ANNUAL MEETING OF STOCKHOLDERS OF EMERGENT BIOSOLUTIONS INC. MAY 24, 2018 Dear Stockholder: Please take note of the important information accompanying this proxy card. There are matters related to the operation of Emergent BioSolutions Inc. that require your prompt attention. Your vote counts, and you are strongly encouraged to exercise your right to vote the shares. Please vote these shares using one of the methods described on the reverse side of this proxy card. Thank you in advance for your prompt consideration of these matters. Sincerely, Board of Directors of Emergent BioSolutions Inc. EMERGENT BIOSOLUTIONS INC. 400 PROFESSIONAL DRIVE, SUITE 400 GAITHERSBURG, MD 20879 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS The undersigned, having received the Notice of Meeting and Proxy Statement and revoking all prior proxies, hereby appoints Daniel J. Abdun-Nabi, Robert G. Kramer, Sr. and Atul Saran, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all shares of common stock of Emergent BioSolutions Inc. (the "Company") held of record by the undersigned as of March 29, 2018, at the Annual Meeting of Stockholders to be held on May 24, 2018, at 9:00 a.m., Eastern time at the Gaithersburg Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878, and at any adjournment or postponement thereof, and, in their discretion, on any matters properly presented for a vote at the Annual Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL CLASS III DIRECTOR NOMINEES, AND"FOR" PROPOSALS 2, 3, AND 4. (Continued and to be signed on the reverse side)